    As filed with the Securities and Exchange Commission on November 12, 1997
                                                    Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------
                                    FORM SB-2
                             Registration Statement
                                    Under the
                             Securities Act of 1933

                               AMBIENT CORPORATION

                 (Name of Small Business Issuer in Its Charter)


               Delaware                             3674                             98-0166007
     ----------------------------        ----------------------------           --------------------
     (State or Other Jurisdiction        (Primary Standard Industrial             (I.R.S. Employer
          of Incorporation or             Classification Code Number)           Identification No.)
             Organization)


                          Jerusalem Technological Park
                                  Building One
                            Malha, Jerusalem, Israel
                                011-972-649-0611

   (Address and Telephone Number of Principal Executive Offices and Principal
                               Place of Business)

                                 Jacob Davidson
                            Chairman of the Board and
                             Chief Executive officer
                               Ambient Corporation
                          Jerusalem Technological Park
                                  Building One
                            Malha, Jerusalem, Israel
                                011-972-649-0611

            (Name, Address and Telephone Number of Agent For Service)

                                -----------------
                                   Copies to:

  Samuel F. Ottensoser, Esq.                      Stuart Neuhauser, Esq.
    Baer Marks & Upham LLP                      Bernstein & Wasserman, LLP
      805 Third Avenue                               950 Third Avenue
   New York, New York 10022                      New York, New York 10022
     Tel.: (212) 702-5700                          Tel: (212) 826-0730
      Fax: (212) 702-5941                          Fax: (212) 371-4730

                                -----------------

     Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after the Registration Statement becomes effective.

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                    * * * * *


                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                 Proposed               Proposed
                                                                  Maximum                Maximum               Amount of
                                        Amount to be          Offering Price            Aggregate            Registration
                                         Registered            Per Share(1)          Offering Price               Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001                      690,000(2)               $7.00               $4,830,000              $1,463.64
par value per share
--------------------------------------------------------------------------------------------------------------------------------
Underwriter's Warrants(3)                 60,000                  $.001                   $60                   $0.02
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001                      60,000(4)                $8.40                $504,000                $152.73
par value per share
--------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                  $5,334,060              $1,616.39
================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

(2) Includes 90,000 shares of common stock issuable upon exercise in full of an option granted to the Underwriter to cover over-allotments, if any.

(3) Underwriter's Warrants to be issued to the Underwriter consisting of warrants to purchase 60,000 shares of common stock.

(4)      Shares issuable upon exercise of the Underwriter's Warrant.

                                ----------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

      SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED NOVEMBER 12, 1997

PROSPECTUS

                               AMBIENT CORPORATION

                         600,000 SHARES OF COMMON STOCK

                                ----------------

         All of the 600,000 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), offered hereby (the "Offering"), are being sold by Ambient Corporation, a Delaware corporation (the "Company"), through Roan Capital Partners L.P. (the "Underwriter").

         Prior to this offering (the "Offering"), there has been no public market for the Common Stock. There can be no assurance that any such market will develop or, if developed, be sustained. It is currently estimated that the initial public offering price per share will be $7.00. The offering price of the Shares has been determined in negotiations between the Company and the Underwriter on an arbitrary basis and bears no relationship to the assets, earnings or any other recognized criteria of value. The offering price should in no event be regarded as an indication of any future market price of the Shares. See "Underwriting" for a discussion of the factors considered in determining the public offering price of the Common Stock. After the Offering, the Company's current directors, executive officers and principal stockholders will beneficially own approximately ______% of the outstanding shares of Common Stock of the Company. Accordingly, the Company's present principal shareholders, including management, will have the ability to elect all of the members of the Board of Directors of the Company. See "Description of Securities."

         The Company anticipates that, upon completion of the Offering, the Common Stock will be quoted on the OTC Electronic Bulletin Board under the symbol "AMBT." The OTC Bulletin Board System is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than The Nasdaq Stock Market, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market, as well as other securities exchanges. In the event the Shares are not included on the OTC Bulletin Board, quotes for the Shares may be included in the "pink sheets" for the over-the-counter market. An OTC Electronic Bulletin Board quote does not imply that a liquid and active market will develop or be sustained for the securities upon completion of the Offering. See "Risk Factors."

                                ----------------

        THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH
               DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK
                         FACTORS" BEGINNING ON PAGE __.

                                ----------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


========================================================================================================================
                                       Price             Underwriting Discounts
                                     to Public             and Commissions (1)              Proceeds to Company(2)
------------------------------------------------------------------------------------------------------------------------
Per Share.........................     $7.00                      $.70                               $6.30
------------------------------------------------------------------------------------------------------------------------
Total(3)..........................   $4,200,000                 $420,000                          $3,780,000
========================================================================================================================

(1) Does not include: (i) a 3% nonaccountable expense allowance payable to the Underwriter at the closing of the Offering; (ii) warrants (the "Underwriter's Warrants") to purchase up to 60,000 shares of Common Stock; and (iii) a two-year financial advisory agreement with the Underwriter for an aggregate of $100,000, payable at the closing of the Offering. In addition, the Company has agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting certain expenses payable by the Company to the Underwriter, including a nonaccountable expense allowance in the amount of $126,000 ($144,900 if the Underwriter's over-allotment option is exercised in full), estimated at $__________.

(3) The Company has granted the Underwriter an option (the "Over-allotment Option"), exercisable within 45 days from the date of this Prospectus, to purchase in the aggregate up to an additional 90,000 shares of Common Stock on the same terms as the Shares, solely to cover over-allotments, if any. If the Over-allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $4,830,000, $483,000 and $4,347,000, respectively. See "Underwriting."

         The Common Stock being offered through the Underwriter is being sold by the Company on a "firm commitment" basis subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel to the Underwriter and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the securities offered hereby will be made against payment therefor at the offices of the Underwriter in New York City on or about_________, 1997.

                                ----------------


                           ROAN CAPITAL PARTNERS L.P.

                 The date of this Prospectus is __________, 1997

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                ----------------
         The Company is not currently a reporting Company. Following the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, will file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish to its stockholders annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.
                                ----------------

         Ambient is a trademark of the Company. Certain other trademarks of the Company and other companies are used in this Prospectus.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and financial statements and notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. As used herein, the term "Company" includes the operations of the Company and its subsidiary, Ambient, Ltd. ("Ambient Israel"), unless the context otherwise requires.

         This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

                                   THE COMPANY

         Ambient Corporation ("Ambient" or the "Company"), a development stage company, was founded in June 1996 to design and develop advanced smart card interface technology. A smart card is a credit card-sized, plastic card equipped with an integrated circuit ("IC") that contains a memory and, in its more evolved form, a microprocessor, or a "mini-computer," that stores and transfers information in electronic form. Smart cards are used in a variety of applications including (i) access to restricted areas (replacing keys and identification cards), (ii) public transportation fare collection (replacing tokens and tickets), (iii) point of sale purchases (replacing cash or credit cards at cafeterias, newsstands and related point of sale locations where speed of purchase is important), (iv) vending machines, (v) public telephones, (vi) industrial applications such as quality control, warehousing, inventory control, distribution and warranty, and (vii) health care (replacing patients' paper files in hospitals and HMOs). In 1996, the Company filed patent applications in the United States and Israel covering its smart card interface design and terminal architecture. Ambient has not generated any revenues. In
September 1997, the Company commenced the installation of smart card terminals at a public school in Israel where the Company plans to launch its first pilot project to demonstrate Ambient's technology.

         The Company is developing contactless interface technology for multi-purpose smart cards that will be capable of storing and transferring large amounts of data in a secure environment at costs similar to typical contact-based systems. Existing smart cards depend largely on "contact" technology, requiring the card to be inserted into a terminal where a receptor clamps down on the card making precise contact with an exposed metal plate on the card's surface creating a metal-to-metal electrical connection. Due to the disadvantages inherent in requiring contact for the transfer of information in many applications, such as slow transaction time and high terminal and card maintenance costs, the industry has produced "contactless" smart card technology, where information is transferred electronically without the need for metal-to-metal contact. Contactless smart cards currently on the market utilize inductive coupling (commonly known as "radio frequency" radiation) to transfer information. This technology creates several disadvantages, such as the potential security hazard of data interception by scanners, the lack of ease of use, since the card often must be carefully positioned over a terminal antenna at a certain angle, power limitations and environmental emissions. The Company's technology is not based on "radio frequency" radiation; rather, it relies on capacitive close coupling. Capacitive close coupling allows for a closed-circuit, high energy, rapid data rate connection between the card and the terminal within a two millimeter range. Ambient's technology enables the transmission of both data and energy over the same capacitive pads (one pad is located in each of the card and the terminal) at high rates of speed and accuracy. The Company believes that its technology will provide the following advantages over existing contact-based and contactless smart card systems: high security, quicker transaction time, low terminal maintenance due to the absence of moving parts, long card life due to rugged construction and low wear-and-tear, significantly higher levels of power, and significant memory capability allowing for multi-purpose applications.

         The Company's dual goal is to become a licensor of smart card technology and a vendor of smart card systems. The Company's business strategy is: (i) to launch pilot projects that exhibit the benefits of the Ambient systems; (ii) to form strategic alliances with system integrators, as well as individual IC, smart card and terminal manufacturers who in turn can incorporate Ambient contactless interface technology into the overall design of their smart card products; and (iii) to integrate its own smart card systems that utilize Ambient's contactless interface technology that it can market directly to end-users.

         The Company is currently preparing to launch its first pilot project in the city of Ashdod, Israel (the "Ashdod Project"), which has a population of approximately 150,000 people. Ashdod is considering a resident smart card system for its citizenry and, initially, plans to install Ambient smart card terminals and distribute Ambient smart cards in the city's largest public school of approximately 2,000 students and staff members. The Ambient smart cards will function as the medium for payment at the school's vending machines, cafeterias, copiers and similar outlets, as well as act as passes for transportation, the library and access to buildings and a mechanism for tracking attendance. In September 1997, the Company commenced the installation of the terminals at the public school.

         Ambient Corporation, a Delaware company, was organized in June 1996. In August 1996, Ambient Corporation purchased substantially all of the assets, properties, business and goodwill of Gen Technologies, Inc., a Delaware company ("GTI"), including the capital stock of GTI's subsidiary, GenTec, Ltd., a corporation organized under the laws of the State of Israel. In November, 1996, the Company changed the name of its subsidiary from GenTec, Ltd. to Ambient, Ltd. ("Ambient Israel"). The Company owns 95% of Ambient Israel's outstanding capital stock. The Company's current operations are conducted through Ambient Israel at the Company's corporate headquarters in Jerusalem, Israel. The Company's corporate headquarters and executive offices are located at Jerusalem Technological Park, Building One, Malha, Jerusalem, Israel and its telephone number is 011-972-649-0611.

                                  THE OFFERING

Securities offered by the Company........      600,000 shares of Common Stock.
                                               See "Description of Securities."

Common Stock outstanding
  prior to the Offering..................      2,419,333(1)

Common Stock to be outstanding
  after the Offering.....................      3,019,333(1)

Use of Proceeds..........................      The Company intends to apply the
                                               net proceeds from the Offering
                                               for marketing, research and
                                               product development, the
                                               repayment of indebtedness, the
                                               purchase of capital equipment,
                                               renting additional facilities and
                                               working capital and general
                                               corporate purposes. See "Use of
                                               Proceeds."

Risk Factors and Dilution................      Prospective investors should
                                               carefully consider the matters
                                               set forth under the captions
                                               "Risk Factors" and "Dilution." An
                                               investment in the securities
                                               offered hereby involves a high
                                               degree of risk and immediate and
                                               substantial dilution.
Proposed OTC Electronic Bulletin
 Board Symbol (2)............................  AMBT

------------------

(1) Does not include: (i) 250,000 shares of Common Stock reserved for issuance upon exercise of stock options granted or which may be granted under the Company's Incentive & Non-Qualified Stock Option Plan (the "1997 Plan"); (ii) 60,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants; and (iii) 90,000 shares of Common Stock issuable upon exercise of the Over-allotment Option. See "Management" and "Underwriting."

(2) The Company anticipates that after the completion of the Offering, the Common Stock will be quoted on the OTC Electronic Bulletin Board. An OTC Electronic Bulletin Board quotation does not imply that a liquid and active market will develop or be sustained for the Shares upon completion of the Offering. See "Risk Factors--OTC Electronic Bulletin Board; Absence of Public Market; Determination of Offering Price."

                          SUMMARY FINANCIAL INFORMATION

         The summary financial information set forth below is derived from the Consolidated Financial Statements included elsewhere in this Prospectus and should be read in conjunction with such Consolidated Financial Statements and the Notes thereto.

                                                                 JULY 1, 1996           NINE MONTHS
                                                                  (INCEPTION)              ENDED
                                                                TO DECEMBER 31,         SEPTEMBER 30,
                                                                     1996                   1997
                                                                --------------          ------------
                                                                                        (unaudited)
STATEMENT OF OPERATIONS DATA:

     Research and development expenses....................         $160,972               $245,820
     Less participation by the Chief Scientist of the
         State of Israel..................................           95,976                     --
                                                                -------------          ------------
                                                                    (64,816)              (245,820)
     Operating, general and administrative
         expenses.........................................          434,735                488,103
     Purchased in process research and
         development......................................          180,474                     --
                                                                --------------          ------------
     Operating loss.......................................         (680,025)              (733,923)
     Financing expenses, net..............................           62,370                 73,359
                                                                --------------          ------------
     Net loss.............................................         (742,395)              (807,282)
                                                                ==============          ============
     Loss per share.......................................          $(0.33)                $(0.35)
     Weighted average number of shares of
         Common Stock outstanding.........................        2,257,452              2,331,087

OTHER FINANCIAL DATA:

     Capital expenditures.................................         (193,590)               (28,701)
     Cash used in operating activities....................         (623,936)              (450,043)
     Cash used in investing activities....................         (223,590)               (28,701)
     Cash provided by financing activities................          951,848                473,344

                                                                        AT SEPTEMBER 30, 1997
                                                                ------------------------------------
                                                                    ACTUAL             AS ADJUSTED(1)
                                                                --------------        ---------------
                                                                            (unaudited)
BALANCE SHEET DATA:
     Cash and cash equivalents............................       $   98,922             $1,917,522
     Total assets.........................................          578,832              2,397,432
     Short-term loans and current portion
         of long-term loans...............................           34,913                 34,913
     Long-term debt.......................................        1,514,441                124,041
     Stockholders' equity (deficiency)(2).................       (1,202,233)             2,086,767

---------------------

(1) As adjusted to give effect to the receipt by the Company of the estimated net proceeds from the sale of the Shares offered hereby, after deducting underwriting discounts and commissions, the non-accountable expense allowance, the financial consulting fees payable to the Underwriter, and the estimated expenses of the Offering payable by the Company, and the application of an aggregate of $1,390,400 of the net proceeds to repay (i) the principal on the notes issued in the Private Financing (as defined herein) ($968,000); (ii) the principal on the notes issued in September in the 1997 Private Placement (as defined herein) ($300,000); and (iii) the principal and accrued interest on certain loans ($122,400). See "Use of Proceeds," "Plan of Operations" and "Description of Securities--Prior Financings."

(2) Actual column does not include 20,000 shares of Common Stock issued in October 1997 as part of the Company's 1997 Private Placement. As adjusted column does include 20,000 shares of Common Stock issued in October 1997 as part of the Company's 1997 Private Placement.

                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk and should not be purchased by persons who cannot afford the loss of their entire investment. Prospective investors should carefully consider the following risk factors, as well as all other information set forth elsewhere in this Prospectus.

         Except for the historical information contained herein, the following discussion contains forwardlooking statements that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section, as well as in the sections entitled "Plan of Operation" and "Business."

DEVELOPMENT STAGE COMPANY; HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; WORKING CAPITAL DEFICIENCY; NO REVENUES TO DATE; UNCERTAINTY OF FUTURE PROFITABILITY

         The Company is a development stage company and has an accumulated deficit from inception of operations in July 1996 through September 30, 1997, of $1,549,677. As a development stage company, the Company has a limited operating history upon which investors may rely to evaluate the Company's prospects. The Company's prospects must be considered in light of the problems, expenses, delays and complications associated with a new business. At September 30, 1997, the Company had a working capital deficit of $92,705. Losses have resulted principally from costs incurred in the research and development of the Company's technology, as well as general and administrative costs. The Company has not realized any operating revenue to date. The Company expects to continue to incur operating losses for the foreseeable future until such time, if ever, as the Company is able to achieve sufficient levels of revenues from operations. There can be no assurance that the Company will ever generate significant revenues or achieve profitability. See "Plan of Operation."

EXPLANATORY PARAGRAPH IN INDEPENDENT AUDITORS' REPORT

         The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statement stating that certain factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's continuation as a going-concern is dependent upon its ability to obtain additional financing, including from this Offering, and to generate sufficient cash flow to meet its obligations on a timely basis. As a result of the start-up nature of the Company's business, additional operating losses can be expected in the foreseeable future. There can be no assurance that the Company can be operated profitably in the future. See "Plan of Operation" and Consolidated Financial Statements.

NEED FOR SUBSTANTIAL ADDITIONAL FUNDS; UNCERTAINTY OF ADDITIONAL FINANCING

         The Company's cash requirements may vary materially from those now planned depending on numerous factors, including the status of the Company's marketing efforts, the Company's business development activities, the results of future research and development and competition. The Company believes that the net proceeds of this Offering, together with its projected cash flow from operations, if any, will be sufficient to fund its working and other capital requirements for a period of approximately 12 to 18 months from the date of this Prospectus. Thereafter, or sooner if conditions make it necessary, the Company will need to raise additional funds to finance its capital requirements through public or private financings. Such financing potentially includes equity financing, which may be dilutive to stockholders, or additional debt financing, which would likely restrict the Company's ability to make acquisitions, borrow from other sources and pay dividends to stockholders in certain cases. The Company does not currently have any commitments for any additional financing. There can be no assurance that additional funds will be available on terms attractive to the Company or at all. If adequate funds are not available, the Company may be required to curtail research and development activities or otherwise materially reduce its current and proposed operations. See "Use of Proceeds" and "Plan of Operation."

ROYALTY PAYMENTS

         In July 1997, the Company terminated the employment of Alexander Rozin as Chief Scientist of Ambient Israel. Pursuant to the terms of a certain purchase agreement between GTI and Mr. Rozin dated December 5, 1995 and assumed by the Company in connection with its purchase of GTI's assets, Mr. Rozin is entitled to receive royalties of 20% of the Company's net profits (as defined in the agreement) from sales of products predominantly utilizing an electronic data communication system as described in a certain patent application. The Company has not to date utilized this technology in the development of Ambient systems and does not presently intend to do so. The agreement also entitles Mr. Rozin to receive 15% of the net profits (as defined in the agreement) from all sales of products and technology by Ambient Israel, the Company's subsidiary. As a result of the termination of Mr. Rozin's employment, the Company intends to enter into discussions with Mr. Rozin to modify or cancel these provisions. There can be no assurance that the Company will be successful in its attempts to cancel the provisions to pay Mr. Rozin royalties or otherwise modify these provisions on favorable terms.

DEVELOPING MARKET; UNCERTAINTY OF MARKET ACCEPTANCE OF AMBIENT TECHNOLOGY AND PRODUCTS

         The smart card market is developing and rapidly evolving and is characterized by an increasing number of market entrants who have developed or are developing a wide variety of products. As is typical in a developing and rapidly evolving industry, demand and market acceptance for new products are subject to a high level of uncertainty. There can be no assurance that the smart card technology, systems and products designed by the Company will become widely accepted. Because the market for the Company's smart cards is developing and evolving, it is also difficult to predict with any assurance the future growth rate, if any, and size of the market. If a substantial market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's smart card technology, systems and products do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected.

         The Company's technology and products are intended to be marketed and sold, to a large extent, to IC, smart card and terminal manufacturers for inclusion in the smart card products and equipment marketed and sold by them. As with other new products designed to enhance or replace existing products or change product designs, these potential partners may be reluctant to integrate the Company's smart card technology and products into their systems unless the technology and products are proven to be both reliable and available at a competitive price. Even assuming product acceptance, the Company's potential partners may be required to redesign their systems to effectively use the Company's smart card technology and products. The time and costs necessary for such redesign could delay or prevent market acceptance of the Company's smart card products. A lack of, or delay in, market acceptance of the Company's smart card systems could adversely affect the Company's operations.

         The Company is ultimately dependent upon the acceptance of Ambient technology and products by issuing institutions and end-users. Many issuing institutions, such as public transportation systems and banks, may be unwilling to incur the costs and utilize other resources necessary to either switch from their existing smart card systems to Ambient systems or to install any smart card systems in the first instance. Moreover, the end-users of such systems, such as public transportation riders and bank customers, may be resistant to such changes. While the Company believes that its technology can significantly improve transactions for these and many other applications, there can be no assurance that issuing institutions and/or end-users will elect to switch to or utilize the Company's proposed technology and products, or, if they do, that such products will be accepted by the market at large. There can be no assurance that the Company will be able to market its technology and proposed products successfully or that any of its technology or products will be accepted in the marketplace. See "Business--The Ambient System," "--Proposed Ambient Smart Cards" and "--Sales and Marketing."

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

         The market for the Company's proposed products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The Company's success will depend in part on its ability to enhance its planned technologies and products and to introduce new products and technologies to meet changing customer requirements and evolving industry standards. The Company is currently devoting, and intends to continue to devote, significant resources toward the development of smart card systems that will accommodate its close coupling contactless cards and technology as well as existing remote coupling, or radio frequency, contactless smart cards. There can be no assurance that the Company will successfully complete the development of these technologies and related products in a timely fashion or that the Company's current or future products will satisfy the needs of the smart card market. There can also be no assurance that smart card products and technologies developed by others will not adversely affect the Company's competitive position or render its products or technologies non-competitive or obsolete. See "--Competition," "Use Of Proceeds" and "Business--Research and Development."

COMPETITION

         The smart card industry is extremely competitive. Competitive factors in the industry include transaction speed, the extent and flexibility of smart card memory, reliability, transaction accuracy, security and cost. The Company's primary competitors are expected to include companies with substantially greater financial, technological, marketing, personnel and research and development resources than those of the Company. Anticipated competitors include such multinational firms as Gemplus Ltd., Schlumberger Ltd., and Group Bull Ltd., which primarily offer contact cards, and Philips GmbH, Sony Corporation, Inc., Kapsch Communications Ltd., Matsushita Electronics Corporation and Micron Communications, GmbH, which offer primarily contactless smart cards. There can be no assurance that the Company will be able to compete successfully in this market. Further, there can be no assurance that existing and new companies will not enter the smart card market in the future, especially those in related fields, such as computer software. Although the Company believes that its products will be distinguishable from those of its competitors on the basis of their technological features and functionality at an attractive price/performance ratio, there can be no assurance that the Company will be able to penetrate any of its anticipated competitors' portions

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of the market. Many of the Company's anticipated competitors have existing relationships with smart card equipment manufacturers and other system integrators which may impede the Company's ability to market its technology to those potential customers and build market share. There can be no assurance the Company will be able to compete successfully against currently anticipated or future competitors or that competitive pressures will not materially adversely affect its business, operating results and financial condition. See "Business--Competition."

DEPENDENCE ON KEY PERSONNEL

         The success of the Company will be largely dependent upon the personal efforts of Dr. Yehuda Cern, Dr. George Kaplun and Jacob Davidson. The loss of the services of any of such persons could have a material adverse effect on the Company's business and prospects. Although the Company has entered into employment agreements with each of the aforementioned individuals, there can be no assurance that the Company will be able to retain their services. The Company does not maintain and is not contemplating obtaining key-man life insurance policies on any of its employees, except for a policy in the amount of $1,000,000 on the life of Jacob Davidson. The Company is also dependent to a substantial degree on its other technical and research staff. The success of the Company will be dependent upon its ability to hire and retain additional qualified technical, research, management, marketing, and financial personnel. The Company will compete with other companies with greater financial and other resources for such other personnel. There can be no assurance that the Company will be able to retain its present personnel or acquire additional qualified personnel as and when needed. See "Management."

LIMITED MARKETING CAPABILITY

         The Company has limited marketing capabilities and resources. Achieving market penetration will require significant efforts and expenditures by the Company to create awareness of and demand for the Company's technology and products. The Company's ability to penetrate the market and build its customer base will be substantially dependent on its marketing efforts, including its ability to establish an effective internal sales organization and establish strategic marketing arrangements with IC, smart card and terminal manufacturers. The Company currently has no plan, agreement, understanding or arrangement with any such company, and no assurance can be given that any will be entered into. In addition, although the Company recently hired a marketing and sales director and plans to hire two to three additional full-time marketing and sales personnel after the Offering, the Company does not have a marketing team currently in place. The failure by the Company to successfully develop its marketing capabilities, both internally and through third-party alliances, would have a material adverse effect on the Company's business, operating results and financial condition. Further, there can be no assurance that, if developed, such marketing capabilities will lead to sales of the Company's technologies and products. See "Use of Proceeds," "Plan of Operations" and "Business--Sales and Marketing."

DEPENDENCE ON MANUFACTURERS AND SUPPLIERS

         The Company currently purchases, and intends to continue to purchase, ICs for its smart card systems from several manufacturers, including Motorola Corporation, SGS Thompson, Ltd. and National Semiconductor Inc., and purchases other components used in assembly of its smart card systems from other key suppliers. The Company does not intend to manufacture any of the equipment to be used in its smart card systems, except smart card terminals in limited numbers. The Company's reliance upon outside manufacturers and suppliers is expected to continue and involves several risks,

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including limited control over the availability of components, delivery schedules, pricing and product quality. The Company may experience, delays, expenses and lost sales should it be required to locate and qualify alternative manufacturers and suppliers. See "Business--Suppliers; Manufacturing and Assembly."

         In addition, ICs with microprocessors and electrically erasable programmable read only memory ("EEPROM") are produced by a relatively small number of chip makers. The five principal chip manufacturers comprise approximately 70% of the market. Similarly, five smart card manufacturers comprise approximately 90% of the card manufacturing market. Should the Company for any reason be precluded from obtaining chips and cards, respectively, from these manufacturers, the Company may experience difficulty in locating alternative sources of supply or, even if alternatives are located, the Company may experience substantial delays because such sources may be unable to produce the quantities that may be required in a timely manner, and the Company may be required to pay higher costs for its components. See "Business--Suppliers; Manufacturing and Assembly."

UNCERTAIN ABILITY TO PROTECT PATENT-PENDING TECHNOLOGY

         The Company's ability to compete effectively depends on its success in protecting its proprietary technology, both in the United States and abroad. The Company has filed for patent protection in the United States and Israel (the "Patent Rights"). No assurance can be given that any patents will be issued from the United States or Israeli patent offices for the Patent Rights, that the Company will receive any patents in the future based on its continued development of its technology, or that the Company's patent protection within and/or outside of the United States and Israel will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing the Ambient technologies.

         The Company believes that the protection afforded by the Patent Rights is material to its future revenues and earnings. There can be no assurance that the Patent Rights will be found to be valid or that the Patent Rights will be enforceable to prevent others from developing and marketing competitive products or methods. A successful challenge to the validity of the Patent Rights would have a material adverse effect on the Company, and could jeopardize its ability to engage in its contemplated business activities. An infringement action on behalf of the Company may require the diversion of substantial funds from the Company's operations and may require management to expend efforts that might otherwise be devoted to the Company's operations. Furthermore, there can be no assurance that the Company will be successful in enforcing the Patent Rights.

         There can be no assurance that patent infringement claims in the United States, Israel or in other countries will not be asserted against the Company by a competitor or others, or if asserted, that the Company will be successful in defending against such claims. In the event one of the Company's proposed products is adjudged to infringe patents of others with the likely consequence of a damage award, the Company may be enjoined from using and selling such product or be required to obtain a royalty-bearing license, if available on acceptable terms. Alternatively, in the event a license is not offered, the Company might be required, if possible, to redesign those aspects of the product held to infringe so as to avoid infringement liability. Any redesign efforts undertaken by the Company might be expensive, could delay the introduction or the re-introduction of the Company's products into certain markets, or may be so significant as to be impractical. There can be no assurance that the Company would be able to redesign an infringing product, or aspect thereof, so as to avoid infringement liability. See "Business--Proprietary Information" and "Risk Factors--Competition."

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UNCERTAIN PROTECTION OF PROPRIETARY TECHNOLOGY AND INFORMATION

         The Company will also rely on trade secrets, know-how and continuing technological advancement to achieve and thereafter maintain a competitive position. Although the Company has entered into confidentiality and invention agreements with its employees, consultants and advisors, no assurance can be given that such agreements will be honored or that the Company will be able to effectively protect its rights to its unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and know-how. See "Business--Proprietary Information" and "Management."

TRADEMARK REGISTRATION

         The Company intends to promote the Ambient trademark in connection with its proposed marketing activities. The Company filed an application to register Ambient as a trademark in the United States. There can be no assurance that prior registrations and/or uses of such mark (or a confusingly similar mark) does not exist, in which case the Company might thereby be precluded from registering and/or using the Ambient mark in the United States. See "Business--Proprietary Information."

RISKS ASSOCIATED WITH PROPOSED EXPANSION

         The Company intends to use a significant portion of the net proceeds of this Offering to expand its operations through the expansion of its research and development activities, the establishment of sales and marketing efforts, and, potentially, through acquisitions, although no companies have yet been identified by the Company as possible acquisitions. The Company believes that the net proceeds of the Offering will be sufficient to enable the Company to carry out its business plan, including plans for expansion, for approximately 12 to 18 months, although there can be no assurance it will be able to do so.

         The Company may seek to expand its operations through acquisitions. In such event, the Company may use a portion of the net proceeds from the Offering to acquire all or a portion of existing companies in businesses which the Company believes are compatible with its business, which may include, competitors of the Company. Any decision to make an acquisition will be based upon a variety of factors, including, among others, the purchase price and other financial terms of the transaction, the business prospects and the extent to which any acquisition would enhance the Company's prospects. To the extent that the Company may, depending upon the opportunities available to it, finance an acquisition with a combination of cash and equity securities, any such issuance of equity securities could result in dilution to the interests of the Company's stockholders. Additionally, to the extent that the Company, or the acquisition or merger candidate itself, issues debt securities in connection with an acquisition, the Company may be subject to risks associated with incurring indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest. The Company is not currently engaged in identifying any potential acquisition and has no plans, agreements, understandings or arrangements for any acquisitions. There can be no assurance that the Company will successfully consummate any acquisition or successfully integrate into its business any acquired business or portion thereof.

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         The anticipated growth in activities, including expenditures, will require expansion of the Company's management and financial controls, and could place a significant strain on the Company's administrative, operational and financial resources. None of the Company's current officers have had experience in managing a public company or a company with expenditures as large as the anticipated expenditures of the Company. While the Company intends to hire additional personnel, as appropriate, there can be no assurance that the Company will be successful in hiring qualified personnel to implement its growth strategy or that it will be able to rapidly and efficiently integrate any new personnel with its existing work force. In addition to hiring support to accommodate its planned expansion, the Company will likely be required to install or enhance any existing information and other administrative systems. There can be no assurance that the Company's administrative, operational and financial resources and systems will be adequate to maintain and efficiently monitor and support any future growth. See "Use of Proceeds" and "Business."

SUBSTANTIAL PORTION OF PROCEEDS TO SATISFY INDEBTEDNESS; BROAD DISCRETION IN APPLICATION OF PROCEEDS

         Approximately 47% ($1,495,000) of the net proceeds of the Offering will be used to repay indebtedness. See "Use of Proceeds."

         While the Company presently intends to use the net proceeds of this Offering as set forth herein, management will have broad discretion in the application of the net proceeds allocated to working capital and general corporate purposes. Due to the number and variability of factors that will be analyzed before the Company determines how to use such net proceeds, the Company will have broad discretion in allocating a significant portion of the net proceeds from the Offering without any action or approval of the Company's stockholders. Accordingly, investors will not have the opportunity to evaluate the economic, financial and other relevant information which will be considered by the Company in determining the application of such net proceeds. See "Use of Proceeds."

IMMEDIATE SUBSTANTIAL DILUTION

         The Company's present stockholders acquired their shares of the Company's Common Stock at costs substantially below the anticipated offering price of the Shares to be sold in the Offering. Therefore, investors purchasing Common Stock in this Offering will incur an immediate and substantial dilution in net tangible book value per share of $6.41 (91.6%). Accordingly, investors will bear a disproportionate part of the financial risk associated with the Company's business while effective control will remain with existing stockholders. See "Dilution."

OTC ELECTRONIC BULLETIN BOARD; ABSENCE OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE

         The Company's Common Stock will be traded in the over-the-counter market. It is anticipated that the Shares will be quoted on the OTC Electronic Bulletin Board (the "OTC Bulletin Board"). The OTC Bulletin Board, which is sponsored and operated by the National Association of Securities Dealers, Inc., is an unorganized, inter-dealer automated quotation system for equity securities not included for listing on The Nasdaq SmallCap Market or Nasdaq National Market. The OTC Bulletin Board provides significantly less liquidity than The Nasdaq SmallCap Market or Nasdaq National Market, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for The Nasdaq SmallCap Market and Nasdaq National Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and

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purchasers of the Shares may be unable to resell the Shares at or near their original offering price or at any price. In the event the Shares are not included on the OTC Bulletin Board, quotes for the securities may be included in the "pink sheets" for the over-the-counter market. See "--Penny Stock Regulation" and "Underwriting." Prior to this Offering, there has been no public trading market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or, if developed, continue following the Offering. Until such time, if ever, that an active trading market develops, investors will, in all likelihood, be unable to readily liquidate their investment in the Company's securities following this Offering.

          The initial public offering price of the Common Stock has been determined by negotiations between the Underwriter and the Company and does not necessarily bear any relationship to the Company's assets, book value, revenues or other established criteria of value, and should not be considered indicative of the price at which the Common Stock will trade after completion of the Offering. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. See "Underwriting."

PENNY STOCK REGULATION

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). The Company's Shares will not be listed on any exchange or quoted on a Nasdaq system. Accordingly, after the Offering, if broker-dealers make a market in the Shares, then the penny stock rules could affect the sale of Ambient Shares if the price per share falls below $5.00. The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Shares become subject to the penny stock rules, investors in the Offering may find it more difficult to sell their securities.

POSSIBLE VOLATILITY OF SECURITIES PRICES

         If a public trading market develops, trading volume and prices for the Common Stock could be subject to wide fluctuations in response to quarterly variations in operations, financial results, announcements with respect to sales and earnings, technological innovations, new product developments, the sale or attempted sale of a large amount of securities in the public market, and other events or factors which cannot be foreseen or predicted by the Company. In addition, various factors affecting the smart card or computer industry generally may have a significant impact on the market

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price of the Common Stock, as well as price and volume volatility affecting small and emerging growth companies, in general, and not necessarily related to the operating performance of such companies.

UNDERWRITER'S LIMITED UNDERWRITING EXPERIENCE

         The Underwriter has been actively engaged in the securities brokerage and investment banking business since 1994. However, the Underwriter has engaged in only limited underwriting activities, and this Offering is only the second public offering in which the Underwriter has acted as the sole or managing underwriter. The Underwriter has limited experience acting as a member of a syndicate in underwritten offerings. There can be no assurance that the Underwriter's limited experience as an underwriter of public offerings will not adversely affect the proposed public offering of the Shares or the subsequent development of a trading market for the Company's securities. Therefore, purchasers of the securities offered hereby may suffer a lack of liquidity in their investment or a material diminution of the value of their investment.

NO DIVIDENDS

         To date, the Company has not paid any cash dividends. After the consummation of the Offering, the Company does not intend, for the foreseeable future, to declare or pay any dividends and intends to retain earnings, if any, for the future operation and expansion of the Company's business. The declaration and payment of any cash dividends in the future will be determined by the Board of Directors of the Company in light of conditions and circumstances then existing, including the Company's financial condition and requirements. See "Dividends."

PREFERRED STOCK

         The Company's Amended and Restated Certificate of Incorporation authorizes the issuance of 5,000,000 shares of Preferred Stock, $.001 par value per share, in one or more series, with each series to have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In addition, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company does not have any current intentions to issue any shares of Preferred Stock, there can be no assurance that the Company will not do so in the future. The Company has agreed not to issue any shares of Preferred Stock without the Underwriter's consent for a period of 24 months.

SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of shares of Common Stock by existing stockholders pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act, or otherwise, could have an adverse effect on the price of the shares of Common Stock. Upon completion of this Offering, the Company will have 3,019,333 shares of Common Stock outstanding. In addition, the Company has reserved for issuance 250,000 shares upon exercise of options to be granted under the 1997 Plan, 60,000 shares upon exercise of the Underwriter's Warrants, and 90,000 shares upon exercise of the Over-allotment Option.

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         The 600,000 shares of Common Stock offered hereby will be freely transferable without restriction or further registration under the Securities Act except for any shares purchased by an "affiliate" of the Company within the meaning of Rule 144. The remaining 2,419,333 outstanding shares of Common Stock are "restricted securities," as that term is defined in Rule 144, and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including exemptions provided by Rule 144. Of such shares, 2,229,166 will be eligible for resale under Rule 144 commencing 90 days following the completion of this Offering, 66,000 shares will be eligible for resale under Rule 144 commencing September 1998, 20,000 shares will be eligible for resale under Rule 144 commencing October 1998, 20,000 shares will be eligible for resale under Rule 144 commencing March 1998 and 84,167 shares will be eligible for resale under Rule 144 commencing August 1998. However, all of the Company's officers, directors and shareholders have agreed with the Company not to sell their Shares for a period of 18 months from the date of this Prospectus without the express written consent of the Underwriter. No prediction can be made as to the effect that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the future sale of its equity securities. See "Principal Stockholders" and "Shares Eligible for Future Sale."

UNDERWRITER'S WARRANTS

         The Company will sell to the Underwriter and/or its designees, for nominal consideration, the Underwriter's Warrants to purchase an aggregate of up to 60,000 shares of Common Stock. The Underwriter's Warrants are exercisable for a four-year period commencing one year from the date of this Prospectus, at an exercise price per share equal to 120% of the initial public offering price of the Common Stock. For the life of the Underwriter's Warrants, the holders are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Underwriter's Warrants remain unexercised, the terms under which the Company could obtain additional capital elsewhere may be adversely affected. Moreover, the holders of the Underwriter's Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided by the Underwriter's Warrants. Additionally, if the holders of the Underwriter's Warrants were to effect a distribution of the Underwriter's Warrants or the underlying shares of Common Stock, the Underwriter, prior to and during such distribution, may be unable to make a market in the Company's Shares and may be required to comply with other limitations on trading set forth in Regulation M under the Exchange Act. Such rules restrict the solicitation of purchasers of a security by a distribution participant (or its affiliated purchasers) that is the subject of the distribution and also limit market making activities by a distribution participant (or its affiliated purchasers) until the completion of the distribution. If the Underwriter was required to cease making a market in the Shares during the restricted period, the market and market price for such Shares may be adversely affected and holders of the Shares may be unable to sell them. See "Underwriting."

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

         Certain provisions of Delaware law may discourage third party attempts to acquire control of the Company. In particular, Section 203 of the Delaware General Corporation Law generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became

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an interested stockholder, unless certain restrictive requirements are met. The
Company has not opted to include any provisions in its Certificate of Incorporation or By-laws electing not to be governed by Section 203 of the Delaware General Corporation Law. The provisions of Section 203 of the Delaware General Corporation Law may have a depressive effect on the market price of the Common Stock because they could impede any merger, consolidating takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. See "Description of Securities."

RISKS ASSOCIATED WITH ANTICIPATED INTERNATIONAL SALES

         The Company intends to initially market its products in Europe, North America, Israel and certain Asian countries. If it successfully markets its products internationally, the Company will be subject to the risks inherent in international business activities, including unexpected changes in regulatory requirements and the burdens of complying with a wide variety of laws and regulations. Moreover, if for any reason exchange or price controls or other restrictions on the conversion of foreign currencies were imposed, the Company's business could be materially adversely affected.

RISKS ASSOCIATED WITH OPERATIONS IN ISRAEL

         The Company's principal executive offices and research and development facilities are located in the State of Israel and are directly affected by the economic, military and political conditions in that country. For information with respect to certain factors concerning the State of Israel, including risks related to the political and economic situation, see "Business--Conditions in Israel."

RESTRICTIONS OF ISRAELI GOVERNMENT FUNDING FOR RESEARCH AND DEVELOPMENT

         Ambient Israel has received from the Office of the Chief Scientist of the Israeli Ministry of Industry & Trade (the "OCS") certain research and development grants in the amount of $95,976. As a condition to its participation in the funding program of the OCS, Ambient Israel may not transfer the technologies developed using such funds out of Israel without the consent of the OCS. Ambient Israel is also obligated to pay a specified level of royalties on sales of products developed using such grants. Moreover, OCS grant programs as are currently in effect require the Company to comply with various conditions in order for Ambient Israel to continue to be eligible for participation. The Company anticipates that for so long as such grants continue to be available, Ambient Israel will likely seek from time to time to utilize such grants. No assurance can be given, however, that the Company's participation will so continue or that the programs, or their current conditions of participation and eligibility, will be maintained in their current form or at all. See "Business--Research and Development."

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

         Service of process upon directors and officers of the Company, all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since substantially all of the Company's and such persons' assets are located outside the United States, any judgment obtained in the United States against the Company or such persons may not be collectible within the United States.

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         The Company has been informed by its Israeli legal counsel that, in such counsel's opinion, there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act, in original actions instituted in Israel. However, subject to certain limitations, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction (according to the rules of private international law currently prevailing in Israel) which enforce similar Israeli judgments, provided that (i) due service of process has been effected, (ii) such judgments or the enforcement thereof are not contrary to the law, public policy, security or sovereignty of the State of Israel, (iii) such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties and (iv) an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court. The Company and its executive officers and directors have appointed Baer Marks & Upham LLP as its agent to receive service of process in any action against the Company in any federal or state court in the State of New York.

         Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, and a specific permit of the Controller of Foreign Exchange will be required to convert the Israeli currency into dollars and to transfer such dollars out of Israel. Judgment creditors must bear the risk that they will be unable to convert their award into foreign currency that can be transferred out of Israel and the risk of unfavorable exchange rates.

FORWARD LOOKING STATEMENTS

         Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "plans" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or the industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: prospects for the smart card industry; market acceptance of the Ambient technology and products; the Company's success in penetrating the market; competition; changes in the Company's business strategy or development plans; the loss of key personnel; patent protection; the availability of capital; general economic and business conditions; and other factors referenced in this Prospectus, including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Plan of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Shares offered hereby (after deducting underwriting discounts and commissions and other expenses of the Offering), are estimated to be approximately $3,209,000 ($3,758,000 if the Over-allotment Option is exercised in full). The Company expects to use the net proceeds in approximately the manner set forth in the following table:

                                                                                                      Approximate
                                                                         Approximate                 Percentage of
Application of Proceeds                                                 Dollar Amount                 Net Proceeds
-----------------------                                                 -------------                 -------------
Marketing (1)...................................................           $350,000                      10.91%

Additional Facilities (2).......................................             20,000                        .62%

Research and Product
    Development (3).............................................            594,000                      18.51%

Repayment of Indebtedness (4)...................................          1,495,000                      46.59%

Capital Equipment (5)...........................................            100,000                       3.12%

Working Capital and General
    Corporate Purposes..........................................            650,000                      20.25%
                                                                        -----------                    --------
      Total.....................................................         $3,209,000                     100.00%
                                                                         ==========                     =======

----------------

(1) Represents (i) salaries for the Company's recently appointed sales and marketing director and the up to three additional full-time sales and marketing personnel the Company intends to hire, and (ii) expenses associated with the Company's anticipated participation in trade show exhibitions.

(2) Represents estimated costs associated with leasing and operating a manufacturing facility for the Company's planned small scale production of Ambient smart card reader/writer terminals.

(3) Represents (i) salaries for 13 existing research and development personnel and up to seven additional research and development personnel; and (ii) costs associated with retaining subcontractors to assist in the design and development of the proposed Ambient ASIC.

(4)  Includes: (i) $968,000 for the repayment of principal on the promissory note issued in the Debt Financing (as defined herein); (ii) $122,400 for repayment of principal and accrued interest (8% per annum) on a certain loan to the Company due upon the consummation of this Offering; and (iii) $404,600 for repayment of principal and estimated interest on notes issued in September and October 1997 in connection with the Company's 1997 Private Placement (as defined herein). See "Plan of Operation" and "Description of Securities--Prior Financings."

(5) Represents costs associated with leasing or buying additional computers and the additional machinery required to commence the Company's planned small-scale production operations.

         If the Underwriter exercises the Over-allotment Option in full, the Company will realize additional net proceeds of approximately $549,000, which will be added to the Company's working capital.

         The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the net proceeds of this Offering, together with its projected cash flow from operations, if any, will be sufficient to satisfy the Company's contemplated cash requirements for approximately 12 to 18 months following the closing date of this Offering. In the event that the Company's plans change or its assumptions change or prove to be inaccurate or if the net proceeds of this Offering or the Company's projected cash flow prove to be insufficient to fund operations (due to unanticipated expenses, manufacturing problems, marketing difficulties or otherwise), the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories, or to use portions of the net proceeds for other purposes or may be required to seek additional financing or curtail its operations. The Company has no current arrangements with respect to, or sources of, additional financing and it is not anticipated that existing stockholders will provide any portion of the Company's future financing requirements. There can be no assurance that any such additional financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company, requiring it to curtail or possibly cease operations. See "Risk Factors--Need for Substantial Additional Funds; Uncertainty of Additional Financing" and "Plan of Operation."

         The Company may use all or a portion of the $650,000, or 20.25% of the net proceeds from the Offering allocated to working capital, to acquire all or a portion of existing companies in businesses which the Company believes are compatible with its business including, but not limited to, competitors of the Company. Any decision to make an acquisition will be based upon a variety of factors, including, among others, the purchase price and other financial terms of the transaction, the business prospects and competitive position of and the nature of any formulations, designs or products and the extent to which any acquisition would enhance the Company's prospects. The Company is not currently engaged in identifying any potential acquisition and has no plans, agreements, understandings or arrangements for any acquisitions. There can be no assurance that the Company will be able to successfully consummate any acquisition or, if it does, that it will successfully integrate into its business any acquired product or business. See "Risk Factors--Risks Associated with Proposed Expansion."

         Pending utilization of the net proceeds of the Offering, the Company may make temporary investments, in among other things, bank certificates of deposit, interest-bearing investments, prime commercial paper, United States government obligations, or money-market funds.

                                 DIVIDEND POLICY

         To date, the Company has not paid any cash dividends on its Common Stock. The payment of future cash dividends, if any, is within the discretion of the Board of Directors and will depend upon the Company's earnings, if any, capital requirements and financial condition and other relevant factors. The Board does not intend to declare any cash or other dividends in the foreseeable future, rather it intends to retain future earnings, if any, to provide for the operation and expansion of the Company's business. See "Plan of Operation."

                                    DILUTION

         At September 30, 1997, the negative net tangible book value of the Company was $(1,442,233) or $(0.60) per share of Common Stock based on 2,419,333 shares of Common Stock issued and outstanding. After giving effect to the sale of 600,000 shares of Common Stock offered by the Company hereby (less broker commissions and estimated expenses of the Offering and the application of the estimated net proceeds therefrom), the pro forma as adjusted net tangible book value of the Company at September 30, 1997 would have been $1,766,767, or $0.59 per share, based on 3,019,333 shares, representing an immediate increase in net tangible book value of $1.19 per share to existing stockholders and an immediate dilution of $6.41 per share (91.6%) to the purchasers of Common Stock in the Offering.

         The difference between the public offering price per share of Common Stock and the net tangible book value per share of Common Stock after the Offering constitutes the dilution per share of Common Stock to investors in the Offering. Net tangible book value per share of Common Stock on any given date is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on such date by the number of outstanding shares of Common Stock.

         The following table illustrates the dilution to the purchasers of Common Stock in the Offering on a per-share basis:


         Offering price............................................................................   $7.00

            Net tangible book value before the Offering.....................................$(0.60)
            Increase attributable to new investors...........................................$1.19
         Pro forma as adjusted net tangible book value after the Offering..........................   $0.59
         Dilution to new investors.................................................................   $6.41
                                                                                                       ====

         The following table summarizes as of September 30, 1997, the total consideration paid and the average price per share of Common Stock paid by existing stockholders and by purchasers of Common Stock in the Offering:

                                         Shares Purchased                        Total Consideration
                                  -------------------------------            -----------------------------
                                                                                                                        Average
                                                                                                                         Price
                                    Amount               Percentage            Amount             Percentage            Per Share
                                  ---------              ----------          ---------            ----------            ---------
Existing Stockholders             2,419,333(1)              80.1%           $  733,001(1)            14.9%               $0.30

New Investors                       600,000                 19.9%            4,200,000               85.1%                7.00
                                  ---------                 -----            ---------               -----

Total                             3,019,333                100.0%           $4,933,001              100.0%
                                  =========                ======            =========              ======


-----------------------
(1) Includes 20,000 shares of Common Stock issued in October 1997 as part of the Company's 1997 Private Placement.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of September 30, 1997, and as adjusted to reflect the issuance and sale of the Shares offered hereby and the application of the estimated $3,209,000 of net proceeds therefrom, after deducting underwriting discounts and commissions, the non-accountable expense allowance, the financial consulting fees payable to the Underwriter and the estimated expenses of the Offering payable by the Company, and the application of $1,390,400 of such proceeds to repay certain indebtedness. This table should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.


                                                                                       September 30, 1997
                                                                           ----------------------------------------
                                                                                           (unaudited)
                                                                            Actual                       As Adjusted
                                                                           ---------                     ----------
Short-term loans and current portion of long-term loans.                $     34,913                    $    34,913
                                                                         ===========                     ==========

Long-term debt..........................................                   1,514,441                        124,041
                                                                           ---------                     ----------

Stockholders' equity (deficit):

  Common Stock, $0.001 par value;
  20,000,000 shares authorized;
  2,419,333(1) shares issued and
  outstanding; 3,019,333 shares issued and outstanding
  as adjusted...........................................                       2,399                          3,019

  Additional paid-in capital............................                     650,602                      3,938,982

  Deferred compensation.................................                    (305,557)                      (305,557)

  Accumulated deficit...................................                  (1,549,677)                    (1,549,677)
                                                                           ---------                      ---------

       Total stockholders' equity (deficit).............                  (1,202,233)                     2,086,767
                                                                           ---------                      ---------

             Total capitalization.......................                  $  312,208                     $2,210,808
                                                                           =========                      =========



-----------------------

(1) Includes 20,000 shares of Common Stock issued in October 1997 as part of Company's 1997 Private Placement. See "Description of Securities--Prior Financings."

                                PLAN OF OPERATION

         The Company is a development stage company. Since inception in June 1996, the Company's activities have been principally limited to organizational and initial capitalization activities, designing and developing smart card technology and recruitment of executive personnel. As a development stage company, the Company has a limited relevant operating history upon which an evaluation of the Company's prospects can be made. The Company's prospects must therefore be evaluated in light of the problems, expenses, delays and complications associated with a new business. See "Business."

         The Company has not generated any revenues from operations. For the period from its inception to September 30, 1997, the Company has incurred net losses aggregating approximately $1,549,677, reflecting principally research and development expenses and general and administrative expenses. The Company expects to incur significant up-front expenditures in connection with the expansion of its operations, including the implementation of marketing and sales efforts and the commercialization of the Company's technology, and operating losses are expected to continue for the foreseeable future. There can be no assurance that the Company can be operated profitably in the future. The Company's independent auditors included an explanatory paragraph in their report dated May 8, 1997, indicating that there is substantial doubt regarding the Company's ability to continue as a going concern. The Company's continuation as a going-concern is dependent upon its ability to obtain additional financing, including from this Offering, and to generate sufficient cash flow to meet its obligations on a timely basis. See "Risk Factors--Development Stage Company; History of Operating Losses; Accumulated Deficit; Working Capital Deficiency; No Revenues To Date; Uncertainty of Future Profitability," "--Explanatory Paragraph in Independent Auditors' Report" and the Consolidated Financial Statements.

         The Company's marketing activity to date has consisted of formulating a marketing strategy. The Company's strategy focuses initially on approaching and establishing relationships with large and mid-sized system integrators already established in the smart card market, as well as those integrators involved in ancillary markets such as health care, access control, and transport ticketing. The Company also intends to target potential volume customers. The Company recently hired a marketing and sales director and plans to hire two to three additional full-time marketing and sales personnel after the Offering. In an effort to promote recognition of the Ambient name within the industry, the Company plans to exhibit its technology at selected industry trade shows, such as Card Tech/Secure Tech in the United States and Cartes 97 in France, and design and distribute marketing materials. The Company also plans to launch and publicize pilot projects to demonstrate the benefits of the Ambient system. In connection with the Ashdod Project, the Company commenced the installation of terminals at a public school in Ashdod, where the Company plans to launch its first pilot project to demonstrate Ambient's technology. The Company is incurring substantially all of the costs associated with the Ashdod Project. As of September 30, 1997, the Company incurred $7,500 in connection with the Ashdod Project and the Company expects to incur additional expenses of approximately $3,000 in connection with the installation, design and operation of this system. The Company has not entered into any arrangements to design any additional pilot projects. See "Use of Proceeds" and "Business."

         The Company is dependent upon the proceeds of this Offering to implement its business plans. The Company anticipates that the proceeds of the Offering will be sufficient to satisfy the Company's contemplated cash requirements for the next 12 to 18 months following the consummation of the Offering, based upon the Company's present plans and certain assumptions relating to general economic and industry conditions, market factors, and the Company's future revenues and expenditures. If any of these factors change or the Company's assumptions change or prove to be incorrect, the Company will be required to raise additional funds during the next 12 to 18 months. The Company intends, in any event, to seek additional financing following the completion of this Offering. The Company has no present intention, agreement, understanding or commitment with respect to any such financing. Any inability to obtain additional financing when needed would have a material adverse effect on the Company, requiring it to curtail or possibly cease operations. See "Risk Factors--Need For Substantial Additional Funds; Uncertainty of Additional Financing."

         As of September 30, 1997, the Company had an aggregate of approximately $9,132 outstanding on a loan from Bank Leumi, for which principal payments are due in various installments through June 1998. This loan is linked to the Israeli Consumer Price Index, bears interest at a rate of 4.65% per annum and is secured by a motor vehicle owned by the Company. The Company also has a $30,000 line of credit with The First International Bank of Israel for which the Company has agreed to maintain a restricted compensating balance of $30,000. As of September 30, 1997, the amount of credit utilized was not material. The Company does not currently have any alternative sources of credit or capital financing.

         As of September 30, 1997, the Company had a working capital deficit of $92,705. Since inception, the Company has relied, for its capital requirements, solely on the Debt Financing (as defined herein), government funding from the State of Israel, bank loans, a loan from a third party during the second quarter of 1997 in the principal amount of $120,000 which bears interest at 8% per annum, stockholder loans in the aggregate principal amount of $25,781 (of which $12,042 was repaid during the fourth quarter of 1997) and the 1997 Private Placement. See "Risk Factors--Restrictions of Israeli Government Funding for Research and Development," "Business--Research and Development," "Use of Proceeds," "Description of Securities--Prior Financings" and "Certain Relationships and Related Transactions."

         The Company's product development is centralized out of Ambient Israel's facilities in Israel. During the next 12 months, the Company plans to utilize approximately $100,000 of the net proceeds hereof for capital expenditures to purchase additional equipment for the planned small scale production of Ambient smart card terminals.

         The Company requires the net proceeds of this Offering to continue its product development efforts and to commence initial marketing of its smart card technology. To date, the Company has expended approximately $407,000 on its research and development activities, and plans to spend approximately $594,000 of the net proceeds of the Offering to continue such activities. Over the next 12 months, the Company plans to spend approximately $350,000 of the Offering proceeds on marketing related activities. See "Use of Proceeds" and "Business--Research and Development" and "--Sales and Marketing."

         The Company currently has 20 full-time and part-time employees, and depending on its level of business activity, expects to hire up to 10 additional employees in the next 12 months, including marketing and sales, research and development, customer support, and administrative personnel. The Company has allocated approximately $_______ of the net proceeds of this Offering for the recruitment and related payroll expenses for approximately 10 additional employees over the next 12-month period. See "Risk Factors--Proposed Expansion" and "Use of Proceeds."

                                    BUSINESS

         Ambient Corporation, a development stage company, was founded in June 1996 to design and develop advanced smart card interface technology. A smart card is a credit card-sized, plastic card equipped with an IC that contains a memory and, in its more evolved form, a microprocessor, or a "mini-computer," that stores and transfers information in electronic form. Smart cards are used in a variety of applications including (i) access to restricted areas (replacing keys and identification cards), (ii) public transportation fare collection (replacing tokens and tickets), (iii) point of sale purchases (replacing cash or credit cards at cafeterias, newsstands and related point of sale locations where speed of purchase is important), (iv) vending machines, (v) public telephones,
(vi) industrial applications such as quality control, warehousing, inventory control, distribution and warranty, and (vii) health care (replacing patients' paper files in hospitals and HMOs). In 1996, the Company filed patent applications in the United States and Israel covering its smart card interface design and terminal architecture. Ambient has not generated any revenues. In September 1997, the Company commenced the installation of smart card terminals at a public school in Israel where the Company plans to lunch the Ashdod Project to demonstrate Ambient's technology.

         The Company is developing a contactless interface technology for multi-purpose smart cards that will be capable of storing and transferring large amounts of data in a secure environment at costs similar to typical contact-based systems. Existing smart cards depend largely on "contact" technology, requiring the card to be inserted into a terminal where a receptor clamps down on the card making precise contact with an exposed metal plate on the card's surface creating a metal-to-metal electrical connection. Due to the disadvantages inherent in requiring contact for the transfer of information in many applications, such as slow transaction time and high terminal and card maintenance costs, the industry has produced "contactless" smart card technology, where information is transferred electronically without the need for metal-to-metal contact. Contactless smart cards currently on the market utilize inductive coupling (commonly known as "radio frequency" radiation) to transfer information. This technology creates several disadvantages, such as the potential security hazard of data interception by scanners, the lack of ease of use, since the card often must be carefully positioned over a terminal antenna at a certain angle, power limitations and environmental emissions. The Company's technology is not based on "radio frequency" radiation; rather, it relies on capacitive close coupling. Capacitive close coupling allows for a closed-circuit, high energy, rapid data rate connection between the card and the terminal within a two millimeter range. Ambient technology enables the transmission of both data and energy over the same capacitive pads (one pad is located in each of the card and the terminal) at high rates of speed and accuracy. The Company believes that its technology will provide the following advantages over existing contact-based and contactless smart card systems: high security, quicker transaction time and low terminal maintenance due to the absence of moving parts, long card life due to rugged construction and low wear-and-tear, significantly higher levels of power and significant memory capability allowing for multi-purpose applications.

         The Company's dual goal is to become a licensor of smart card technology and a vendor of smart card systems. The Company's business strategy is: (i) to launch pilot projects that exhibit the benefits of the Ambient systems; (ii) to form strategic alliances with systems integrators, as well as individual IC, smart card and terminal manufacturers who in turn can incorporate Ambient contactless interface technology into the overall design of their smart card products; and (iii) to integrate its own smart card systems that utilize Ambient's contactless interface technology that it can market directly to end-users.

         The Company is currently preparing to launch the Ashdod Project in the city of Ashdod, Israel, which has a population of approximately 150,000 people. Ashdod is considering a resident smart card system for its citizenry and is initially installing Ambient smart card terminals in the city's largest public school of approximately 2,000 students and staff members. The Ambient smart cards will function as the medium for payment at the school's vending machines, cafeterias, copiers and similar outlets, as well as act as passes for transportation, the library and access to buildings and a mechanism for tracking attendance.

INDUSTRY BACKGROUND

         There are two basic types of smart cards, memory cards and microprocessor cards, each of which can interface between the smart card and a terminal on a contact or contactless basis. Memory cards are typically used to store and retrieve information only and do not have the capability of performing complex processing of information. Microprocessor cards are truly "smart" cards in that they contain a central processing unit within a chip which can perform a number of functions, including complex arithmetic operations required for security. Current smart card technology is based largely on contact cards and, to a lesser extent, contactless cards that utilize radio frequencies to transfer data. The Company is developing what it believes to be next generation, close coupling contactless interface technology for microprocessor cards.

         In excess of 90% of all smart cards sold in 1995 were memory cards with contact interfaces used as disposable phone cards. Contact technology requires the card to be inserted into a terminal where a receptor clamps down on the card making precise contact with an exposed metal plate on the card's surface. Contact cards present several inherent disadvantages including long transaction times, relatively short card life due to corrosion of exposed metal and damage to the metal from physical abuse, such as being sat upon or housed in an over-stuffed wallet. There is also the potential for expensive terminal maintenance due to moving clamps and other parts. While contact smart cards have found broad use in high volume, cost sensitive applications such as public telephones, these cards are, in general, cumbersome and not user-friendly and systems using contact smart cards are expensive to maintain, less reliable and are too slow for many applications such as transportation. In the early 1990s, several companies developed various "contactless" smart cards, where information is transferred electronically without the need for metal-to-metal contact. Contactless smart cards currently on the market utilize radio frequencies to transfer information, creating the potential security hazard of data interception. Other disadvantages include the lack of ease of use, since the card often must be carefully positioned over a terminal antenna at a certain angle, power limitations and environmental emissions. In response to these limitations, the Company is developing its close coupling, contactless interface technology for smart cards that will be capable of storing and transferring large amounts of data in a secure environment at costs similar to typical contact-based systems. The Company believes that its technology will provide the following advantages over existing smart card systems: high security, significant memory capability, long card life due to rugged construction and low wear-and-tear, significantly higher levels of power, quicker transaction time and low terminal maintenance due to the absence of moving parts. See "--Proprietary Information."

         There are several levels of smart cards utilized for different applications. The "dumb" smart card is simply a memory card with some hard wired logic, and can only be loaded with information one time. The next level is a memory card with a simple controller upon which information can be recorded and erased many times. This memory is usually in the form of EEPROM, which can be written on and erased many times, or the more advanced flash memory products being developed by companies such as Sandisk Israel Ltd., Intel Corporation Inc., M-Systems Ltd., and others. The heart of the truly smart card is a microprocessor with EEPROM memory that is contained within the IC. Such a smart card acts as a mini-computer, without a monitor or keyboard. This type of IC is produced by a relatively small number of chip makers. The five principal chip manufacturers comprise approximately 70% of the market. See "Risk Factors--Dependence on Manufacturers and Suppliers." The Company intends to engage subcontractors to produce initially an Application Specific Integrated Circuit ("ASIC") of its contactless interface technology which will be integrated in a multi-chip solution with various microprocessor and memory modules. The next stage of the company's development will be to create a product line of one-chip solutions, combining on one piece of silicon the analog interface of Ambient, along with various levels of memory and microprocessors.

BUSINESS STRATEGY

         Initially, the Company plans to target its marketing efforts on "niche" markets that require the storage and transfer of large quantities of information, as well as security protocols and have a preference for contactless solutions, but cannot, for various reasons, use radio frequency cards. The Company has identified the health care, vending systems and high security access control markets for initial entry. The Company intends to target users of existing contact-based smart cards that it believes could benefit from switching to Ambient's contactless system.

         In order to gain access to these markets, the Company intends to enter into strategic relationships with system integrators, as well as individual IC, terminal and card manufacturers, that could integrate the Ambient contactless close coupling interface technology with their product for joint marketing and distribution of smart card systems that use Ambient technology.

         To create a market presence, the Company intends to launch pilot projects that exhibit to the public the benefits of the Ambient systems, such as the Ashdod Project, which is scheduled to begin in late November 1997. In addition to Ashdod, the Company intends to enter into discussions with other municipalities and governmental authorities in Israel and elsewhere in an effort to implement additional pilot projects. There can be no assurance that the Company will launch any additional pilot projects. In addition to demonstrating its technology, the Company believes that pilot projects will serve to provide it with valuable feedback on its technology, enabling the Company to fine-tune its systems prior to commercial marketing and application. See "Plan of Operation" and "--Pilot Projects: Ashdod."

THE AMBIENT SYSTEM

         Ambient's principal product is a smart card interface for transmitting energy and data between the terminal and the smart card. The energy and data transmission is galvanically contactless utilizing capacitive technology. Capacitive transfer technology is the result of placing plates of conductive material both on the card, which are covered in plastic, and in the terminal that act as a virtual capacitor when coming in close range of each other (i.e., two millimeters). The Company believes that the Ambient technology will provide a reliable close coupling solution for contactless cards, combining the best attributes of both traditional contact cards and radio frequency contactless cards. The Ambient technology is designed to enable the construction of a rugged, high energy, high memory, true multi-application smart card.

         Smart cards utilizing the Ambient technology are being designed to have robust functionality without the security handicaps of radio frequency cards and the mechanical liabilities of contact cards. The Ambient system is being designed to be easily integrated with existing technology and easily adapted to any of the current IC smart cards. Moreover, Ambient's platform is designed to handle the energy requirements of future generations of smart card microprocessors and memory chips.

         The Ambient smart card system consists of smart cards and terminals that can be configured utilizing three different transaction methods:

               Insertion -- this method, much like traditional contact cards and ATM terminals, allows Ambient's smart cards to be inserted into a terminal, while maintaining the advantage of significantly lower terminal maintenance due to the absence of electrical contact and moving parts within the terminal.

               Flat Reading -- this design allows the card to simply be placed on a reader/writer terminal.

               Swiping-- this method contains a swiping terminal allowing the Ambient smart card to be swiped in substantially the same manner as the standard magnetic credit card reader, except that the Ambient card can be swiped through the terminal in any manner at any speed, still creating a capacitive connection. This transaction method significantly reduces the error rate to almost zero, since end-users will simply swipe the cards through the terminals. This method will also allow Ambient to enter the market without substantial consumer education since the swiping mechanism is already commonly used for various day-to-day transactions.

         The Company believes that the following features of the Ambient system provide it with significant advantages over existing smart cards:

               Security. As a result of the low amounts of energy capable of being transmitted through the radio waves, existing radio frequency contactless cards have limited memory capacity and lack internal microcomputers. As a consequence, many of these cards are not capable of offering high level security protocols. The transmission of sensitive financial and personal information via radio frequency is therefore subject to security leaks since the transmitted information can be intercepted or forged by a simple scanner. Ambient's capacitive information transfer method contains substantial physical security prohibiting data from being "leaked" or "listened to," which is critical for certain applications, such as health care and electronic commerce. This security is built into the hardware technology itself, as the connection between the card and terminal is a closed circuit, and attempts to listen in to the dialogue will cause the connection to be broken immediately.

               Memory capabilities. Ambient's capacitive power transfer method allows for significant memory expansion possibilities. Existing radio frequency cards supply up to several kilobytes of EEPROM memory; Ambient technology can supply up to 20 megabytes of on board EEPROM memory. Ambient is currently developing flash memory products of up to two megabytes that can fit into an ISO 7816 smart card. Memory

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               capacity is a critical element in enabling smart cards to store large amounts of various data and be utilized as a multi-application tool.

               Rugged Construction. Existing microprocessor cards utilize standard "8-pin" contact technology, meaning that with every transaction, an electrical connection must be made between the card and the terminal. This requirement for a metal-to-metal connection is the basis for the substantial disadvantages in the standard contact smart card technology. Industry estimates view the life span of a standard contact card at 10,000 insertions, not including damage from regular wear and tear, corrosion from contact with moisture and physical damage from being sat on, played with or otherwise physically abused. Ambient cards will not contain any exposed parts as the whole card will be encased in plastic, thereby substantially reducing exposure to the wear and tear of everyday life. The Ambient smart card's rugged construction guarantees a longer card life, which lowers overall costs. This feature is especially significant considering the introduction of multi-application cards, which, it is anticipated, will be used with higher frequencies and therefore exposed to significantly more damage-inducing elements.

               Low terminal maintenance. Unlike standard contact terminals, Ambient's reader/writer terminals will not contain any moving parts or exposed electrical connections, which, it is expected, will result in lower maintenance costs, virtually trouble and vandalism free terminals, as well as the system's ability to withstand exposure from the environmental elements. The ability to leave the smart card terminal exposed to the elements is especially critical for vending, access control, public telephones and other outdoor applications.

               Faster throughput. The Company anticipates that Ambient's terminals will be available in a variety of configurations including swiping and flat reading. These configurations reduce transaction times, allowing each terminal to be used by a larger number of people per hour. Contact systems require longer transaction time since the card has to be inserted into the terminal and direct contact achieved. The time factor is critical for many applications that require quick transaction time, such as public transportation and toll roads.

               Environmental considerations. Little or no harmful radiation is emitted into the environment during transactions using the Ambient system. Radio frequency systems depend on spread spectrums that emanate from the terminals at all times, which means that radio waves are being continuously emitted from the device. This emission can lead to harmful radiation effects to the environment, as well as interference with surrounding devices that are sensitive to radio frequency waves.

PROPOSED AMBIENT SMART CARDS

         The Company intends to produce and market, along with strategic partners, three types of contactless smart cards: the Standard Card, the Secure Card and the Mega Card. As currently planned, each card will have two capacitive plates embedded on both sides to act as receivers and transmitters of energy and data between the card and reader/writer terminal, which terminal will be equipped with similar plates. These plates will be completely covered and sealed in plastic, resulting in a card without

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

any exposed metal or galvanic electrical contact points. This configuration enables the card to be utilized in a high-speed swiping mechanism, as well as flat reading and insertion. The cards will be hermetically sealed with durable plastic lamination.

         The Ambient Standard Card -- The Ambient Standard Card will target all existing smart card applications with a special emphasis on access control, mass transit and vending applications. Mass transit and access control system managers are frequently required to choose between the slower throughput of traditional contact cards, or the lower security and unreliability of radio frequency contactless cards. The Ambient smart card is designed to offer quick throughput, high reliability and security. The Ambient contactless interface operates with swiping technology which has been proven by credit card and metro users to be a reliable and rapid means of executing a transaction. The standard card will contain limited memory and processing power and will emphasize low cost and ease of use.

         The Ambient Secure Card -- The Ambient Secure Card will incorporate all the features of the Ambient Standard Card with additional security provided by an on board crypto controller responsible for the encryption of data. The combination of an onboard central processing unit ("CPU"), which allows for high-level security programs to be run directly on the card, a crypto controller and the absence of radiation and data leakage produces what the Company believes will be the most secure contactless smart card available. This card will be targeted for high security applications such as access to sensitive installations, electronic banking, high value monetary transactions and confidential data storage.

         The Ambient Mega Card -- The Ambient Mega Card will combine the security of the Ambient Secure Card with memory capacity of at least
         0.5 megabytes of flash memory. This combination will offer currently unavailable options for secure data storage applications. The Mega Card will be targeted for applications such as the health care industry. A holder will be able to carry around in a wallet all of his medical insurance information combined with his full medical history, including, depending on the card's memory capacity, x-rays, lab results, allergies, medicine sensitivities, previous illnesses and operations, E.K.G. results and any other vital information. The card's significant memory capacity (dependent upon memory chip size) will provide adequate storage for each application, from transportation, to electronic commerce, to health care, achieving a true multi-purpose card.

         The Ambient card will conform to the mechanical criteria laid out in ISO 7816-1 and ISO 10536, which are international standards regarding physical dimensions and flexibility of the card itself. The system will not comply with sections of ISO 7816 relevant to contact technology, such as positioning and dimensions of the contact itself, as they are not relevant to the Ambient card.

PILOT PROJECTS: ASHDOD

         The Company is preparing to launch the Ashdod Project in November 1997. Ashdod has a population of 150,000 people and is considering a resident smart card system for its citizenry. The city, initially, plans to install Ambient smart card terminals and distribute Ambient smart cards in the city's largest public school of approximately 2,000 students and staff members. The Ambient smart cards will function as the medium for payment at the school's vending machines, cafeterias, copiers and similar outlets, as well as act as passes for transportation, the library and access to buildings and a mechanism to track school attendance. In September 1997, the Company commenced the installation of the

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

terminals at the public school. The Company is incurring substantially all of the costs associated with the Ashdod Project. As of September 30, 1997, the Company incurred expenses of $7,500 in connection with the Ashdod Project and the Company expects to incur additional expenses of approximately $3,000 in connection with the installation, design and operation of this system.

         The Company intends to engage in discussions with other municipalities and governmental authorities in Israel and elsewhere to promote the implementation of additional pilot projects. There can be no assurance that the Company will be successful in these discussions or that any additional pilot projects will be launched. See "Plan of Operation."

RESEARCH AND DEVELOPMENT

         The Company's research and development activities are conducted primarily in Israel through its subsidiary, Ambient Israel. The Company currently has 13 full-time employees engaged in research and development.

         The Company's research and development operations are conducted through three main departments:

          Electrical engineering -- The electrical engineering department is led by Dr. George Kaplun and is responsible for designing and developing Ambient's interface technology.

          Mechanical Engineering -- Ambient's mechanical engineers have created prototypes of the Ambient cards and terminals, and are laying the groundwork for full volume production of the Ambient system.

          Software development -- At present, Ambient's software programmers are devoted to creating the basic communication drivers that allow communication through the Ambient interface between the card and the terminal. In addition this department is responsible for creating development tools that will allow future partners to integrate existing applications with the Ambient protocols.

         The Company has made limited use of outside sub contractors from time to time, and is in the process of selecting outside developers to assist in the design and production of the proposed Ambient ASIC. The Company intends to use a portion of the proceeds of this Offering to hire experienced subcontractors to serve as project managers for chip design and production. See "Use of Proceeds."

         The Company believes that there are several advantages to centering its development efforts in Israel, including the potential for substantial government assistance from one or more of Israel's numerous incentive programs, the availability of skilled labor and significant potential tax relief. Since the Company's inception, the Office of the Chief Scientist at the Ministry of Industry and Trade (the "OCS") has granted the Company $95,976 for research and development. Generally, in Jerusalem where Ambient Israel is located, grants from OCS constitute up to 50% of certain research and development expenses for the development of products intended for export. Under terms of the OCS's participation, OCS is entitled to a royalty of 3% to 5% of the net sales of products developed from a project funded by OCS, beginning with the commencement of sales of products developed with grant funds and ending when 100% of the grant is repaid. The terms of OCS participation also require that the manufacture of products developed with government grants be forever performed in Israel, even

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after all of the required royalty payments are made, unless a special approval has been granted. Separate Government of Israel consent is required to transfer to third parties technologies developed through projects in which the OCS participates. The Company believes that these restrictions and obligations will not have a material adverse effect on the operations of the Company since the Company does not presently anticipate manufacturing its products outside of Israel or transferring technology developed by it to third parties. Further, such restrictions do not apply to exports from Israel of products developed with such technologies. Additionally, OCS may not unreasonably withhold consent to use less offensive third party manufacturing sites outside of Israel. See "Risk Factors--Restrictions on Israeli Government Funding For Research and Development."

         For the period from July 1, 1996 (inception of operations) to December 31, 1996 and for the nine months ended September 30, 1997, the Company's aggregate expenditures for research and development before amounts received from OCS, were $406,612.

         Following the completion of the Offering, the Company plans to expand its research and development activities. The company intends to hire up to seven additional employees for its research and development operations. Ambient has allocated $594,000 of the net proceeds of this Offering for research and development activities. See "Use of Proceeds."

SALES AND MARKETING; DISTRIBUTION

         The Company intends to center its marketing and sales operations in Jerusalem, and focus on those geographic areas where smart card acceptance is already at a high level, such as Europe, Asia, and the Middle East. The Company intends to focus initial marketing efforts on building recognition of the Ambient system. Towards that end, the Company intends to engage, at the Company's cost, in pilot projects in Israel and other locations to demonstrate its technology and participate in trade show exhibitions. The Company intends to enter the commercial market by bidding on smart card system projects. The Company also intends to market itself to systems integrators active in smart card projects, as well as individual IC, smart card and terminal manufacturers.

         The Company recently hired a sales and marketing director. Upon completion of the Offering, the Company intends to hire up to three additional full-time sales and marketing associates. The Company intends to devote $200,000 of the net proceeds of this Offering to pay the salaries of existing and additional sales and marketing personnel and to participate in trade shows to exhibit Ambient technology. See "Use of Proceeds."

         The Company plans to focus sales efforts initially on the following industries:

          Access control: The access control market consists of systems integrators who, by contract, provide security control systems for large buildings and other enclosures. Within the access control market, there is a wide spectrum of potential users, ranging from those entities requiring only limited security levels to those who require high security. Ambient intends to cover this spectrum by offering simple memory cards to the low end of the market and secure cards to the high end of the market. Secure cards will require large amounts of memory to handle biometric security and sophisticated microprocessors for encryption.

          Hotel services: Hotel service is an example of a niche market that can benefit from a multiapplication card that can serve as a room key, a stored value card for phones, vending machines and pay TV, an access control card for entry into hotel buildings and many other potential applications. Ambient has commenced discussions with a proposed hotel chain being developed in Israel, and plans to continue to propose smart card systems to others within this market.

          Amusement parks: Ambient management believes there is a large volume potential in stored value/access control cards for the amusement park industry. This industry is currently largely dependent on paper and coin money. Ambient management believes that large amusement and theme parks will begin incorporating smart cards as "passports" to the parks, capable of payment, allowing access into and out of the park for one-day or multi-day passes, and allowing parents to grant freedom to their children by purchasing cards for their use with cash limits loaded directly onto the smart card.

          Health care: There are two separate markets within health care for smart cards, state and private health management organizations ("HMOs"), and individual hospitals. Within each of these markets, the patient paper trail is costly, time consuming, and can even be life threatening when an emergency situation arises and the patient's basic medical data is needed immediately. With an Ambient system solution, for example, in an HMO context, each member could be issued an Ambient Standard Card containing all basic information such as blood type, allergies, and other most recent vital statistics. In a hospital, each admitted patient's paper records could be replaced by an Ambient Mega Card, containing all patient care notes, test results, recent EKGs and the like.

         The Company also intends to focus sales and marketing efforts on the transportation industry as well as, campus cards and multiapplication cards suitable for city services and government benefits programs.

SUPPLIERS; MANUFACTURING AND ASSEMBLY

         A smart card system consists essentially of the plastic card, within which is embedded one or more silicon ICs, and the corresponding terminal. The Company currently purchases ICs for its smart card systems in development from Motorola Corporation Inc., National Semiconductor, Inc. and other manufacturers, and purchases other components used in the assembly of its smart card systems, such as the cards and the terminal components, from other key suppliers. While the Company does not intend to produce ICs or cards itself (it intends to rely on subcontractors for such manufacture), it does plan, depending on the availability of funds, either from revenues or additional financing, of which there can be no assurance, to establish one or more factories in Jerusalem and other locations to produce Ambient sub-assemblies and, to a limited extent, smart card terminals. It is currently anticipated that Ambient's subassembly will include the IC, which will incorporate ROM, RAM and EEPROM or flash memories, plus Ambient's proprietary capacitative data and energy transmitter/receiver. At the proposed factories, the chip will be connected to the capacitive plates to form self-contained micro modules. As completed, these subassemblies will be sold to smart card manufacturers for incorporation into their cards. In the event that the Company builds up large card volume, of which there can be no assurance, Ambient plans to complete the card package itself. See "Risk Factors--Dependence on Manufacturers and Suppliers" and "Use of Proceeds."

COMPETITION AND RAPIDLY CHANGING TECHNOLOGY

         The market for smart card products is developing, intensely competitive, quickly evolving and subject to rapid technological change. Competitors may develop superior technology and products or products of similar quality for sale at lower prices. Moreover, there can be no assurance that the Company's smart card technology will not be rendered obsolete by changing technology or new industry standards. The Company expects competition to persist and increase in the future. The Company's currently anticipated and potential competitors are primarily subsidiaries of multinational companies with established contact card and contactless smart card businesses who have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. This intense level of competition could materially adversely affect the Company's business, operating results and financial condition. See "Risk Factors--Competition" and "--New Products and Rapid Technological Change."

         Competitive factors in the industry include transaction speed, the extent and flexibility of smart card memory, security, reliability, transaction accuracy and cost. There can be no assurance that the Company will be able to compete successfully against currently anticipated or future competitors or that competitive pressures will not materially adversely affect its business, operating results and financial condition. Many of the Company's anticipated competitors have the financial resources necessary to enable them to withstand substantial price and product competition, which are expected to increase, and to implement extensive advertising and promotional programs, both generally and in response to efforts by other competitors to enter into existing markets or introduce new products. The industry is also characterized by frequent introductions of new products. The Company's ability to compete successfully will be largely dependent on its ability to anticipate and respond to various competitive factors affecting the smart card industry, including new products which may be introduced, changes in customer preferences, demographic trends, pricing strategies by competitors and consolidation in the industry where smaller companies with leading edge technologies may be acquired by larger multinational companies. See "Risk Factors--Competition."

         Radio frequency contactless cards and standard contact cards, represent the Company's primary competition. The Company believes that it will be able to compete favorably with contact cards because the Company's contactless smart cards (i) will operate at higher speeds, (ii) will not require the time and effort involved in inserting the smart card into a terminal, (iii) will use reliable electronics without moving parts, exposed contact points or magnetic stripes that can be erased by a magnetic field, and (iv) are lower in cost over the product life. The Company believes it will be able to compete favorably with current radio frequency contactless smart cards because Ambient contactless cards (i) will provide for the secure transfer of information that cannot be achieved when data is transferred over radio frequencies which are not powerful enough to sustain high level security protocols and can be intercepted with scanners, (ii) will provide significant memory expansion capabilities, enabling the Company to offer a true multi-purpose card, while radio frequency cards, by their nature, can only supply a limited EEPROM memory, and (iii) will be environmentally sound since, unlike radio frequency smart cards, radiation is not emitted during a transaction or between transactions.

         The Company believes that its main competitors over the next one to three years will be primarily companies developing and marketing contactless smartcards that depend on radio frequency radiation, such as Mikron GmbH, On Track Innovations, Ltd., Motorola, and others. In addition, the Company expects to compete with those contact card vendors who have vested interests in continuing to produce and sell contact card systems by virtue of the fact that these entities have invested large sums of money in contact card production machinery. See "Risk Factors -- Competition" and "--New Products and Rapid Technological Change."

PROPRIETARY INFORMATION

         The Company relies on patents, trade secrets, trademarks, and proprietary information and nondisclosure agreements to establish and protect its proprietary rights in its technologies and planned products. Despite these precautions, it may be possible for unauthorized third parties to utilize the Company's technology or to obtain and use information that the Company regards as proprietary. The laws of some foreign countries do not protect the Company's proprietary rights in its processes and products to the same extent as the laws of the United States.

         The Company is seeking patent protection in the United States and Israel relating to the electrical design of the card and the terminal. The Company filed its first patent application in Israel in June 1996 and one application in the United States in November 1996. As of the date of this Prospectus, these patents are pending. With respect to certain of the Company's proprietary technology, the former Chief Scientist of Ambient Israel is entitled to receive royalties of 20% of the Company's net profits from sales of products predominantly utilizing an electronic data communication system as described in a certain patent application. The Company has not to date utilized this technology in the development of Ambient systems and does not presently intend to do so. See "Risk Factors--Royalty Payments," "Uncertain Ability to Protect Patent-Pending Technology" and "Management."

         The Company's competitive position is dependent upon protecting its trade secrets. The Company has developed and is continuing to develop a substantial database of information concerning its research and development and has taken security measures to protect its data. However, trade secrets are difficult to protect. In an effort to protect its trade secrets, the Company has a policy of requiring its employees, consultants, and advisors to execute proprietary information and non-disclosure agreements. These agreements provide that all confidential information developed or made known to an individual during the course of his relationship with the Company must be kept confidential, except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of unauthorized use or disclosure of confidential information. See "Risk Factors--Uncertain Protection of Proprietary Technology and Information."

         The Company may be required to take legal action in order to defend against or assert claims of patent infringement, to enforce patents or licenses issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others, and could result in substantial costs to and diversion of effort by, and may have a material adverse impact on, the Company's financial condition or results of operations. There can be no assurance that any legal action by the Company will be successful. In addition, while the Company believes that its planned products and technology do not infringe any valid patents of others, there can be no assurance that third parties will not commence legal action against the Company to enforce their alleged patent rights.

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CONDITIONS IN ISRAEL

         The following information is intended to advise prospective investors of certain conditions in Israel that could affect the Company.

Political Conditions

         Since the establishment of the State of Israel in 1948, a state of hostility existed, varying as to degree, among Israel and various Arab countries. A peace agreement was signed between Israel and Egypt in 1979 and limited relations have been established. A peace treaty with the Hashemite Kingdom of Jordan was signed in 1995, ending the state of war along Israel's longest border.

         Since December 1987, civil unrest has existed in the territories which came under Israel's control in 1967. In April 1994, negotiations between Israel and the Palestine Liberation Organization resulted in the signing of an interim agreement to grant Palestinian Arabs limited autonomy in certain of the Territories administered by Israel. The interim agreement was followed by a series of agreements and understandings expanding the areas subject to autonomous administration. No prediction can be made as to whether a final resolution of the area's problems will be achieved, as to the nature of any such resolution or whether the civil unrest in the administered territories will continue and to what extent the unrest will have an adverse impact on Israel's economic development or on the operations of the Company in the future.

         All adult male permanent residents of Israel under the age of 50 are, unless exempt, obligated to perform up to 30 days of military reserve duty annually. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. Many of the male employees of the Company (including its President) are currently obligated to perform annual reserve duty. While the Company has operated effectively under these requirements in the past, no assessment can be made as to the full impact of such requirements on the Company in the future, particularly if emergency circumstances occur.

         Certain countries and companies continue to participate in a boycott of Israeli companies and others doing business in Israel or with Israel companies. The Company does not believe that any such boycott will have a material adverse impact on the Company's current or proposed operations.

Economic Conditions

         Israel's economy has been subject to numerous de-stabilizing factors, including a period of rampant inflation in the early to mid 1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. For these and associated reasons, the Israeli Government has intervened in sectors of the Israeli economy, utilizing among other means, fiscal and monetary policies, import duties, foreign currency restrictions and control of wages, prices and exchange rates, and has frequently reversed or modified its policies in all these areas. There can be no assurance that the Israeli government will be successful in any attempts to keep prices and exchange rates stable. To the extent that a significant portion of the Company's business is conducted in Israel and any future revenues are collected in Israeli shekels ("NIS"), price and exchange rate instability could have a material adverse effect on the Company.


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         Since the institution of the Israeli Economic Program in 1985, the rate of inflation, while continuing, has been significantly reduced, and the rate of devaluation has been substantially diminished. During the calendar years 1991 through 1996, the annual rates of inflation were approximately 18.0%, 9.4%, 11.2%, 14.4%, 8.1% and 10.8%, respectively. During the calendar years 1991 through 1996, Israel effected devaluations of the NIS in relation to the U.S. dollar of approximately 11.5%, 21.1%, 8.0%, 1.1%, 3.9% and 3.7%, respectively.

Trade Agreements

         Israel is a member of the United Nations, the international Monetary Fund, the International Bank for Reconstruction & Development and the International Finance Corporation. Israel is a signatory to the General Agreement on Tariffs and Trade, which provides for reciprocal lowering of trade barriers among its members.

         Israel became associated with the European Union by an agreement concluded in 1975 which confers certain advantages with respect to Israeli exports to most of the European countries and obliges Israel to lower its tariffs with respect to imports from those countries over a number of years.

         In 1985, Israel and the United States entered into an agreement to establish a Free Trade Area ("FTA"), that has resulted in the elimination of all tariff barriers on most trade between the two countries. The FTA agreement with the United States has also resulted in the elimination of certain non-tariff barriers to trade between the two countries.

         On January 1, 1993, an agreement between Israel and the European Free Trade Association ("EFTA"), which presently includes Austria, Norway, Finland, Sweden, Switzerland, Iceland and Liechtenstein, established a free-trade zone between Israel and the EFTA nations. The agreement entitles the exporting countries of EFTA trading with Israel to conditions similar to those which Israel enjoys when trading with the United States. Under the agreement, manufactured and some agricultural goods and processed foods are exempt from customs duties, while duties on other goods have been reduced.

         Israel has also recently entered into trade agreements with China and India.

PROPERTIES

         Ambient Israel currently leases approximately 2,691 square feet for its executive offices and research and development facilities in Jerusalem, Israel, at a monthly rental fee of approximately NIS 13,229, excluding VAT (approximately $___________ as of ______________, 1997), linked to the Israeli Consumer Price Index, plus maintenance fees, pursuant to a five-year lease.
The lease expires March 31, 2001 and the Company has an option to extend such lease for an additional 59 months. Pursuant to certain provisions of the lease, if Ambient Israel does not receive from the Israeli government "approved enterprise" status, the Company will be subject to additional retroactive payments for the period from January 1, 1997 through the date of such rejection, as well as an increase in the rental fee on a going forward basis. The amounts of the retroactive payments and increase in the rental fee are expected to be immaterial. Ambient Israel has applied for "approved enterprise" status but there can be no assurance that it will be granted.

EMPLOYEES

         The Company presently has 20 full-time and part-time employees, of whom 13 are employed in research and development, two in sales and marketing, three in management and two in administration.


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LEGAL PROCEEDINGS

         The Company is not a party to any material litigation that would have a material adverse effect on the Company or its business.


                                      -40-


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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The names, ages and positions of the directors, executive officers and key employees of the Company are as follows:

Name                      Age                        Position
----                      ---                        --------

Jacob Davidson             28             Chairman of the Board, President, and
                                          Chief Executive Officer

Dr. Yehuda Cern            54             Chief Technical Officer

Aryeh Weinberg             40             Chief Financial Officer

Elie Wurtman               28             Director and Secretary

Dr. George Kaplun          56             Senior Electrical Engineer

         The business experience, principal occupations and employment, as well as the periods of service, of each of the directors and executive officers of the Company during at least the last five years are set forth below.

         Jacob Davidson is a co-founder of the Company and has been Chairman of the Board and Chief Executive Officer of the Company since its inception in June 1996. From 1991 to 1996, Mr. Davidson managed several high-tech start-up companies in Israel, as a venture capitalist and as a management consultant.
In May 1995, Mr. Davidson co-founded Pioneer Management Corporation ("Pioneer") and has served as an officer and director thereof since such date. In
May 1996, Mr. Davidson became a director of Delta Three Inc., an Internet communications company ("Delta Three"). From _______________, Mr. Davidson was employed by the law firm of Wolf Haldenstein Adler Freeman & Herz, where he specialized in securities litigation. Mr. Davidson received a J.D. from Georgetown University Law Center and received both a B.A. and a B.S. from the City College of New York.

         Dr. Yehuda Cern has been Chief Technical Officer of the Company since August 1997. Dr. Cern worked at AirOptics, Inc., an infrared communications company located in Lancaster, Pennsylvania and a subsidiary of JOLT, Ltd. in Jerusalem, as Chief Operating Officer and Senior Vice President of AirOptics from 1996 to 1997 and as Chief Technical Officer from 1993 to 1996. From 1991 to 1993, Dr. Cern served as R&D Manager and then Chief Operating Officer of News Datacom Research Ltd., a subsidiary of News Corp. located in Israel. Dr. Cern received a B.S. degree and an M.Sc. degree in electrical engineering from Wayne State University in Detroit and a Ph.D. in medical electronics from the Weizmann Institute in Israel.

         Aryeh Weinberg has been Chief Financial Officer of the Company since January 1997. Since February 1997, Mr. Weinberg has served as Chief Financial Officer for Delta Three. From 1980 to 1996, Mr. Weinberg, a certified public accountant, worked at Schiller Holinsky & Garolyn P.A., a public accounting firm in the United States, becoming audit and accounting partner there in 1991. Mr. Weinberg earned a Bachelor's degree in business administration from Towson State University in Baltimore, Maryland.


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         Elie Wurtman is a co-founder of the Company and has been a Director of the Company since its inception in June 1996. From April 1995 to December 1996, Mr. Wurtman served as the Director of Marketing for TTR Technologies Ltd., an Israel-based software security company and wholly-owned subsidiary of the publicly owned TTR Inc. Mr. Wurtman has served as Chief Executive Officer and a director of Delta Three since May 1996. In May 1995, Mr. Wurtman co-founded Pioneer and has served as an officer and a director thereof since such date. Since 1994, Mr. Wurtman has been a managing director of a small equities trading fund in Israel and has been retained as a consultant in financial consulting and strategic marketing planning by several technology companies in Israel. Mr. Wurtman served as a commander in the Israel Defense Forces, including two years as the Commander of the Allenby Bridge tourist border crossing between Israel and Jordan. Mr. Wurtman sits on the central committee of Yisrael B'ALIYA, a new Israeli political party, and often serves as a political advisor. Mr. Wurtman holds a B.A. in political science from Columbia University and a B.A. in Talmud from the Jewish Theological Seminary.

         Dr. George Kaplun has been Senior Electrical Engineer of the Company since its inception in January 1996. Dr. Kaplun is a veteran electrical engineer, with many years of experience in both the academic and development sectors. His experience includes: designing an IR System for telecommunications at OPLINK Communication Ltd., in Jerusalem; developing an automatic projection interface program at RADA Ltd., in Beit Shean; and 15 years as a Docent and Senior Lecturer, Chief Engineer and Team Manager in the computer science division for hardware development at the Polytechnic Institute in the former Soviet Union. Dr. Kaplun has received numerous patents in various electrical engineering fields and holds a Ph.D. in electronics, as well as a masters of science degree in electronic engineering from the Tel Aviv University.

         All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors currently receive no cash compensation for serving on the Board of Directors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. The Underwriter may designate a director to the Board during the three
(3) year period commencing on the Effective Date. The Underwriter has not identified any director designees.

SPECIAL ADVISOR

         The Company consults from time to time with Yuli Kosharovsky, Special Advisor to the Company, and makes arrangements from time to time with other smart card design experts to work with the Company's management and the Special Advisor. The Special Advisor assists management in identifying promising technology and reviews with management the progress of specific design projects. Mr. Kosharovsky does not receive a fee for such services, but the Company reimburses Mr. Kosharovsky for reasonable out-of-pocket expenses incurred in connection with his assistance to the Company.

         Mr. Kosharovsky has been Special Advisor to the Company since June 1996. Mr. Kosharovsky serves as a private consultant between Russian immigrant scientists and American business enterprises seeking scientific expertise. Mr. Kosharovsky holds a masters degree in radio-electronics engineering from the Ural Polytechnic Institute in Russia and completed post graduate studies in telemetrical electronics at the Sverdlovsk Scientific Research Institute of Labor and Professional Diseases in Russia. Mr. Kosharovsky is Chairman of the Board of Tekol, Ltd., a private consulting firm in Israel. Tekol, Ltd. owns 42,083 shares of Common Stock and provides certain consulting services to the Company. See "Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

         The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the Company from July 1996 (inception of operations) through December 31, 1996 by the Company's Chief Executive Officer. No other executive officers received compensation in excess of $100,000 during such period.

                           SUMMARY COMPENSATION TABLE
                               Annual Compensation

=========================================================================================================================
                                                 Annual Compensation                   Long-Term Compensation
                                              ---------------------------------------------------------------------------
                                                                                    Awards              Payouts
                                                                             --------------------------------------------
                                                                                        Securities
                                                                     Other                Under-
                                                                    Annual   Restricted   lying                All Other
                                                                    Compen-    Stock     Options/    LTIP       Compen-
             Name and                         Salary(2)   Bonus     sation    Award(s)     SARs    Pay-outs     sation
       Principal Position (1)                   ($)        ($)       ($)        ($)        (#)       ($)          ($)
                 (a)                Year (b)    (c)        (d)       (e)        (f)        (g)       (h)          (i)
-------------------------------------------------------------------------------------------------------------------------
Jacob Davidson
Chairman of the Board, President     1996     $30,000     --         (1)          --         --         --          --
and Chief Executive Officer
=========================================================================================================================

(1) The above compensation figures do not include the cost to the Company of the use of automobiles leased by the Company, the cost to the Company of benefits, including premiums for life and health insurance and any other personal benefits provided by the Company to such persons in connection with the Company's business.

(2) Includes $30,000 paid to Mr. Davidson pursuant to a consulting agreement with Ambient. See "Employment Agreements" for a description of the compensation arrangement between the Company and Mr. Davidson.

         The Company did not grant any options or warrants during 1996 to any of its executive officers. The Company does not have any long-term incentive plans for compensating its executive officers.

EMPLOYMENT AGREEMENTS

         On May 1, 1996, Messrs. Wurtman and Davidson entered into a management consulting agreement with GTI, which Ambient assumed in August 1996 in connection with the acquisition of substantially all of GTI's assets. Pursuant to such agreement, each of Messrs. Wurtman and Davidson earned $55,000 from January 1997 through November 1997, of which $25,000 has been paid. Effective as of November 1, 1997, Messrs. Davidson and Wurtman became employees of Ambient Corporation and such consulting agreements were terminated by the mutual consent of Messrs. Davidson and Wurtman and the Company. See "Certain Relationships and Related Transactions."

         On August 1, 1997, Ambient Israel entered into an employment agreement with Dr. Yehuda Cern as Chief Technical Officer, which agreement may be terminated upon six weeks notice after six months of employment and three months notice after 18 months of employment. The agreement provides for a monthly salary of NIS 30,000 ($__________ based on the exchange rate as of ________, 1997) (subject to adjustment by mandated cost of living increases in Israel), of which the payment of NIS 10,000 ($__________ based on the exchange rate as of ________, 1997) per month is deferred until the earlier of (i) Ambient Israel's or Ambient's receipt of cumulative capital investments of at least $2,000,000 or
(ii) December 1, 1997. In addition, under the agreement, Dr. Cern is entitled to receive 10% of the proceeds from the sale by the Company of any inventions that are covered by patents assigned by Dr. Cern to Ambient Israel. Pursuant to the agreement, the Company issued to Dr. Cern 84,167 shares of Common Stock of Ambient. The agreement also provides that Dr. Cern shall not, for a period of two years after termination of his employment agreement, accept employment at a competitor of the Company.

         On January 1, 1996, Ambient Israel entered into a one-year employment agreement with George Kaplun as Senior Electrical Engineer, with automatic one-year renewal periods, unless otherwise terminated in accordance with the terms of the Agreement. The agreement provides for a monthly salary of NIS 7,000 ($__________ based on the exchange rate as of ________, 1997) . Pursuant to the agreement, Ambient Israel issued to Dr. Kaplun a warrant to purchase 1.6% of the shares of common stock of Ambient Israel. The agreement also provides that Dr. Kaplun shall not, for a period of one year after termination of his employment agreement, accept employment with a direct competitor of the Company.

1997 STOCK OPTION PLAN

         In __________, the Board of Directors adopted, subject to stockholder approval, the Company's Incentive & Non-Qualified Stock Option Plan (the "1997 Plan"). The 1997 Plan provides for the grant to qualified employees (including officers and directors) of the Company of options to purchase shares of Common Stock. A total of 250,000 shares of Common Stock have been reserved for issuance upon exercise of stock options granted under the 1997 Plan. The 1997 Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Compensation Committee") whose members are not entitled to receive options under the Plan (excluding options granted exclusively for directors fees). The Compensation Committee has complete discretion to select the optionee and to establish the terms and conditions of each option, subject to the provisions of the Plan. Options granted under the Plan may or may not be "incentive stock options" as defined in Section 422 of the Internal Revenue Code ("Incentive Options") depending upon the terms established by the Compensation Committee at the time of grant, but the exercise price of options granted may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value if the grant is an Incentive Option to an employee who owns more than 10% of the outstanding Common Stock). Options may not be exercised more than 10 years after the grant (five years if the grant is an Incentive Option to any employee who owns more than 10% of the outstanding Common Stock). Options granted under the Plan are not transferable and may be exercised only by the respective grantees during their lifetimes or by their heirs, executors or administrators in the event of death. Under the 1997 Plan, shares subject to canceled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. As of the date of this Prospectus, the Company has not granted any options under the 1997 Plan.

INDEMNIFICATION

         Pursuant to the Company's Amended and Restated Certificate of Incorporation and By-laws, officers and directors of the Company shall be indemnified by the Company to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers or directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in the best interests of the Company, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

AGREEMENT WITH FORMER OFFICER OF AMBIENT ISRAEL

         In July 1997, the Company terminated the employment of Alexander Rozin as Chief Scientist of Ambient Israel. Pursuant to a certain purchase agreement between GTI and Mr. Rozin dated December 5, 1995 and assumed by the Company in connection with its purchase of GTI's assets, Mr.Rozin is entitled to receive royalties of 20% of the Company's net profits (as defined in the agreement) from sales of products predominantly utilizing an electronic data communication system as described in a certain patent application. The Company has not to date utilized this technology in the development of Ambient systems and does not presently intend to do so. The agreement also entitles Mr. Rozin to receive 15% of the net profits (as defined in the agreement) from all sales of products and technology by Ambient Israel. As a result of the termination of Mr. Rozin's employment, the Company intends to enter into discussions with Mr. Rozin to modify or cancel these provisions. Mr. Rozin owns five percent of the outstanding capital stock of Ambient Israel. See "Risk Factors--Royalty Payments."

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of the date of this Prospectus and as adjusted to reflect the sale of 600,000 shares of Common Stock offered by the Company hereby, certain information, with respect to the beneficial ownership of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group:

                                                                  Percentage of Outstanding
                                                                         Shares Owned
                                                                -----------------------------
                                               Amount and
                                               Nature of
               Name and Address                Beneficial          Before           After
           of Beneficial Owner (1)            Ownership(2)      Offering (3)     Offering (4)
           -----------------------            ------------      ------------     ------------
Jacob Davidson(5)........................        245,549           10.15%            8.13%

Dr. Yehuda Cern..........................         84,167            3.48%            2.79%

Aryeh Weinberg...........................         20,000             .83%             .66%

Elie Wurtman(6) .........................        235,646            9.74%            7.80%

Directors and executive officers
as a group (5 persons)...................        585,362           24.20%           19.39%

--------------------

(1) Except as otherwise indicated, the address of each beneficial owner is c/o Ambient Corporation, Jerusalem Technological Park, Building One, Malha, Jerusalem, Israel.

(2) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

(3)   Based on 2,419,333 shares outstanding.

(4)   Based on 3,019,333 shares outstanding.

(5) Does not include 235,646 shares of Common Stock owned of record by Pioneer Management Corporation ("Pioneer"), of which Mr. Davidson is a principal, of which shares Mr. Davidson disclaims beneficial ownership.

(6)   Includes 235,646 shares of Common Stock owned of record by Pioneer.
      Mr. Davidson and Mr. Wurtman each own 50% of the outstanding equity and are officers and directors of Pioneer. Pursuant to an agreement between Mr. Davidson and Mr. Wurtman, Mr. Wurtman has sole voting and investment control over the

      235,646 shares of Common Stock owned of record by Pioneer and may, therefore, be deemed to be the beneficial owner of such 235,646 shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Pursuant to management consulting agreements with each of Jacob Davidson, chairman of the board, president and chief executive officer, and Elie Wurtman, a director and secretary, the Company pays Mr. Davidson $5,000 per month and Mr. Wurtman $5,000 per month. These fees have been accruing since January 1997, except for an aggregate of $25,000 which has been paid through October 1997. Effective as of November 1, 1997, Messrs. Davidson and Wurtman became employees of Ambient Corporation and such consulting agreements were terminated by the mutual consent of Messrs. Davidson and Wurtman and the Company.

         In August 1996, the Company purchased substantially all of the assets, properties, business and goodwill of GTI, including the capital stock of GTI's subsidiary, GenTec Ltd., a corporation organized under the laws of the State of Israel, for an aggregate purchase price of $1.00. After the acquisition, the Company changed the name of its subsidiary from GenTec, Ltd to Ambient, Ltd. Mr. Davidson is chief executive officer and a principal stockholder of GTI. GTI has not conducted any substantial business operations since the sale to the Company of substantially all of its assets in August 1996.

         In November 1996, the Company entered into a six-month consulting agreement with Tekol, Ltd. ("Tekol"). Pursuant to this consulting agreement, Tekol managed the Company's research and development operations and oversaw the Company's government funding applications in return for $1,000 per month. Tekol also received 42,083 shares of Common Stock and a $6,000 fee for meeting certain designated funding targets set forth in the agreement. All of the outstanding capital stock of Tekol is owned by the Special Advisor to the Company. See "Management."

         The Company rents from Pioneer, on a month-to-month basis, a small office in New York City for $800 per month. Mr. Wurtman and Mr. Davidson own all of the outstanding equity and are officers and directors of Pioneer. See "Principal Stockholders."

         In September 1997, Mr. Davidson and Mr. Wurtman loaned the Company an aggregate of $25,781, at no interest, of which $12,042 has been repaid through October 1997. The Company used the proceeds from such loans for general working capital purposes. See "Use of Proceeds."

         All future transactions between the Company and its affiliates will be on terms no less favorable to the Company than the Company could obtain from non-affiliated third parties.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         The Company is authorized to issue 20,000,000 shares of Common Stock, $.001 par value per share, of which 2,419,333 shares are currently outstanding and held of record by approximately _____ holders. See "Description of Securities--Prior Financings." Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of Common Stock. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor and to share ratably in the assets of the

Company available upon liquidation, dissolution or winding up. The holders of shares of Common Stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of Common Stock are able to elect all directors. All of the outstanding shares of Common Stock are, and the Common Stock offered hereby, upon issuance and when paid for, will be duly authorized, validly issued, fully paid and non-assessable. The Company has agreed not to issue any shares of its capital stock for a period of 24 months from the date hereof without the prior written consent of the Underwriter.

PREFERRED STOCK

         The Amended and Restated Certificate of Incorporation authorizes the issuance of 5,000,000 shares of Preferred Stock, $.001 par value per share, in one or more series, with each series to have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In addition, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company does not have any current intentions to issue any shares of Preferred Stock, there can be no assurance that the Company will not do so in the future. The Company has agreed not to issue any shares of its capital stock for a period of 24 months from the date hereof without the prior written consent of the Underwriter.

PRIOR FINANCINGS

         In August 1996, Ambient purchased substantially all of the assets, properties, business and goodwill of GTI for an aggregate purchase price of $1.00. Prior to such acquisition, in December 1995, GTI issued to an investment fund a promissory note in the aggregate principal amount of $968,000, bearing interest at 10% per annum, and 650,000 shares of common stock of GTI (the "Debt Financing"). As part of Ambient's acquisition of GTI, Ambient assumed the promissory note issued in the Debt Financing. In addition, the 650,000 shares of common stock of GTI were cancelled and Ambient issued, in their place, 650,000 shares of Common Stock of Ambient. The Company used the net proceeds from the Debt Financing that it received in the acquisition for research and development activities, employee salaries and other operating expenses. The principal and accrued interest on the promissory note is due and payable in December 1998. The Company intends to use $968,000 of the net proceeds of this Offering to pay the principal on the notes issued in the Debt Financing. See "Risk Factors--Shares Eligible For Future Sale," "Use of Proceeds," and "Certain Relationships and Related Transactions."

         In September and October 1997, the Company sold in a private offering (the "1997 Private Placement") 13.3 units ("Units"), each Unit consisting of a promissory note in the principal amount of $30,000 bearing interest at 7% per annum and 6,000 shares of Common Stock, at a purchase price of $30,000 per Unit. The principal and accrued interest on such notes are due the earlier of March 1999, with respect to $300,000 of the notes, and April 1999, with respect to $100,000 of the notes, or the Company's consummation of an initial public offering. The gross proceeds from the 1997 Private Placement amounted to $400,000. The Company intends to use approximately $404,600 of the net proceeds of this Offering to pay the principal and estimated accrued interest on the notes. See "Risk Factors--Shares Eligible For Future Sale" and "Use of Proceeds."

LIMITATIONS UPON TRANSACTIONS WITH "INTERESTED STOCKHOLDERS"

         Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own), 15% or more of the corporation's voting stock. The restrictions of Section 203 do not apply, among other things, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Company's Certificate of Incorporation and By-laws do not currently contain any provisions electing not to be governed by Section 203 of the Delaware General Corporation Law. The provisions of Section 203 of the Delaware General Corporation Law may have a depressive effect on the market price of the Common Stock because they could impede any merger, consolidating takeover or other business combination involving the Company or discourage a potential acquiror or from making a tender offer or otherwise attempting to obtain control of the Company.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the Offering, the Company will have 3,019,333 shares of Common Stock outstanding. Of the Common Stock to be issued and outstanding after the Offering, the 600,000 shares of Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act ("Rule 144"). The remaining 2,419,333 outstanding shares of Common Stock are "restricted securities," as that term is defined under Rule 144, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144. Of such shares, 2,229,166 will be eligible for sale under Rule 144 commencing 90 days after the consummation of the Offering, 66,000 shares will be eligible for resale under Rule 144 commencing September 1998, 20,000 shares will be eligible for resale under Rule 144 commencing October 1998, 20,000 shares will be eligible for resale under Rule 144 commencing March 1998 and 84,167 shares will be eligible for resale under Rule 144 commencing August 1998. However, all of the Company's officers, directors and shareholders have agreed not to sell their shares for a period of 18 months from the date of this Prospectus without the express written consent of the Underwriter. No prediction can be made as to the effect that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the future sale of its equity securities. See "Risk Factors--Shares Eligible for Future Sale" and "Principal Stockholders."

         In general, under Rule 144, as currently in effect, a person, including an "affiliate" of the Company as defined under the Securities Act, (or persons whose shares are aggregated), who for at least one year has beneficially owned restricted securities acquired directly or indirectly from the Company or an affiliate of the Company in a private transaction, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the day notice is given to the Securities and Exchange Commission with respect to such sale. A person (or persons whose shares are aggregated) who is not an affiliate and has not been an affiliate of the Company at any time during the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares pursuant to subparagraph (k) of Rule 144 without regard to the volume limitations described above.

         Prior to this Offering, there has been no public trading market for the Common Stock, and there can be no assurance that a regular trading market will develop after the Offering, or that if developed, that it will be sustained. In addition, no prediction can be made as to the effect, if any, that any market sales of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of shares of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

        Subject to the terms and conditions of the Underwriting Agreement between the Company and the Underwriter (the "Underwriting Agreement"), the Underwriter has agreed to purchase from the Company and the Company has agreed to sell to the Underwriter, 600,000 Shares offered hereby on a "firm commitment" basis, if any are purchased.

        The Shares offered hereby are being offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part.

        The Underwriter has advised the Company that it proposes to offer the Shares to the public at the initial public offering price as set forth on the cover page of this Prospectus and that it may allow to certain dealers who are NASD members concessions not to exceed $_______ per Share of which not in excess of $_______ per Share may be reallowed to other dealers who are members of the NASD. After the Offering, the public offering price, concession and reallowance may be changed by the Underwriter.

        The Company has granted an option to the Underwriter, exercisable during the forty-five (45) day period from the date of this Prospectus, to purchase up to a maximum of 90,000 additional Shares of Common Stock at the initial public offering price, less the underwriting discount, to cover over-allotments, if any.

        The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be provided to officers, directors or persons controlling the Company, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

        The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to three percent (3%) of the gross proceeds derived from the sale of the Shares offered hereby, including any Shares purchased pursuant to the Over-allotment Option.

        The Company has agreed to sell to the Underwriter, or to its designees, for an aggregate purchase price of $60.00, warrants (the "Underwriter's Warrant") to purchase up to an aggregate of 60,000 Shares of Common Stock. The Underwriter's Warrant shall be exercisable during a four (4) year period commencing one (1) year from the Effective Date. The Underwriter's Warrant may not be assigned, transferred, sold or hypothecated by the Underwriter until twelve (12) months after the Effective Date, except to officers of the Underwriter or to officers and partners of the selling group members in this Offering. The Underwriter's Warrant grants to the holders thereof certain piggyback and demand registration rights for a period of five years from the Effective Date. The Underwriter's Warrant is exercisable at 120% of the initial public offering price of the Shares. The exercise of the Underwriter's Warrant and the number of shares of Common Stock covered thereby are subject to adjustment in certain events to prevent dilution.

        Pursuant to the Underwriting Agreement, the Company has agreed not to issue shares of its capital stock or options, warrants or other securities convertible into shares of its capital stock (other than shares issuable upon exercise of options to be granted under the 1997 Plan) for a period of 24 months from the date of this Prospectus. In addition, the officers, directors and shareholders of the Company have agreed not to sell, assign or transfer any of the Shares held by them without the Underwriter's prior written consent for a period of 18 months from the Effective Date.

        The Underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum. Syndicate covering transactions involve purchases of the Company's securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than they would otherwise be in the absence of such transactions.

        The Underwriter may designate a director to the Board during the three
(3) year period commencing on the Effective Date. The Underwriter has not identified any director designees.

        The Underwriter has informed the Company that no sales will be made to any account over which the Underwriter exercises discretionary authority.

        The foregoing is a summary of certain provisions of the Underwriting Agreement and the Underwriter's Warrant which have been filed as exhibits hereto.

        As part of the Underwriting Agreement, the Company will enter into a two-year financial consulting agreement with the Underwriter commencing as of the Effective Date for an aggregate fee of $100,000, payable in full upon the consummation of the Offering.

        Prior to the Offering, there has been no public market for the Shares. The initial public offering price of the Shares has been determined by negotiations between the Company and the Underwriter. Among the factors considered in the negotiations were areas of activity in which the Company is engaged, the present state of the Company's business, the Company's financial condition, the Company's prospects, an assessment of management, and the general condition of the securities market at the time of this Offering. The public offering price of the Shares does not necessarily bear any relationship to the assets, earnings, book value or any other criteria of value applicable to the Company.

        The Company anticipates that, upon completion of the Offering, the Common Stock will be quoted on the OTC Bulletin Board under the symbol "AMBT," but there can be no assurance that an active trading market will develop, or if developed, be sustained. The Underwriter intends to make a market in all of the publicly-traded securities of the Company. See "Risk Factors--Inexperienced Underwriter."

                                  LEGAL MATTERS

        The legality of the securities offered by this Prospectus will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York. In addition, certain other matters in connection with this Offering with respect to Israeli law will be passed upon for the Company by Ephraim Abramson & Company. Certain legal matters will be passed upon for the Underwriter by Bernstein & Wasserman, LLP, New York, New York.

                                    EXPERTS

        The audited consolidated financial statements of Ambient Corporation for the period from July 1, 1996 (inception of operations) through December 31, 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Luboshitz, Kasierer & Co., Member Firm of Andersen Worldwide, SC, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report which includes an explanatory fourth paragraph with respect to the Company's ability to continue as a going concern.

                             AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 including all amendments thereto (the "Registration Statement") under the Securities Act with respect to the Securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulation of the Commission. For further information with respect to the Company and the Offering, reference is made to the Registration Statement, including the exhibits filed therewith. The Registration Statement may be inspected and copies may be obtained from the Public Reference Section at the Commission's principal office, located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611, and the Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, upon payment of the fees prescribed by the Commission. The Registration Statement has been filed electronically with the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to the applicable document filed with the Commission.

                              AMBIENT CORPORATION
                          (A Development Stage Company)



                                 C O N T E N T S

                                                                         PAGE
                                                                        -------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                   F-2

CONSOLIDATED FINANCIAL STATEMENTS

  Consolidated Balance Sheet                                               F-3

  Consolidated Statement of Operations                                     F-4

  Consolidated Statement of Changes in Shareholders' Deficiency            F-5

  Consolidated Statement of Cash Flows                                     F-6

  Notes to the Consolidated Financial Statements                        F-7 - F-12

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS OF
AMBIENT CORPORATION

We have audited the accompanying consolidated balance sheet of Ambient Corporation (a development stage company) and subsidiary as of December 31, 1996, and the related consolidated statement of operations, changes in shareholders' deficiency and cash flows for the period from July 1, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ambient Corporation and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the period from July 1, 1996 to December 31, 1996, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated finical statements, the Company is in the development stage and its continued existence is dependent on obtaining additional financing for product development and commercialization. The Company incurred a net loss in 1996 and anticipates that it will continue to incur losses for some time. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                                             LUBOSHITZ, KASIERER & CO.
                                        MEMBER FIRM OF ANDERSEN WORLDWIDE, SC

Tel-Aviv, May 8, 1997

                              AMBIENT CORPORATION
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEET



                                                                             DECEMBER 31
                                                                  NOTE          1996
                                                                 ------     -------------
ASSETS
  CURRENT ASSETS
   Cash and cash equivalents                                                $   104,322
   Restricted cash                                                    (3)        30,000
   Receivables and prepaid expenses                                              36,232
   Due from shareholders                                                          2,229
                                                                            -----------
        Total current assets                                                    172,783
                                                                            -----------

  PROPERTY AND EQUIPMENT                                              (4)
   Cost                                                                         193,590
   Less - accumulated depreciation                                               19,166
                                                                            -----------
                                                                                174,424
                                                                            -----------

  DEPOSITS FOR SEVERANCE PAY                                          (7)         8,927
                                                                            -----------

        Total assets                                                        $   356,134
                                                                            -----------
                                                                            -----------

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
  CURRENT LIABILITIES
   Current maturities of long-term bank loan                                $    12,565
   Accounts payable                                                              20,324
   Other current liabilities                                          (5)        59,354
                                                                            -----------
        Total current liabilities                                                92,243
                                                                            -----------

  LONG-TERM LIABILITIES
   Loans from shareholders                                            (6)       984,441
   Loan from bank                                                                 6,283
   Accrued severance pay                                              (7)        13,333
                                                                            -----------
        Total long-term liabilities                                           1,004,057
                                                                            -----------

        Total liabilities                                                     1,096,300
                                                                            -----------

  SHAREHOLDERS' DEFICIENCY
   Common stock of $0.001 par value; authorized 20,000,000
     shares; issued and outstanding 2,229,166 shares                  (9)         2,229
   Deficit accumulated during the development stage                            (742,395)
                                                                            -----------
        Total shareholders' deficiency                                         (740,166)
                                                                            -----------

        Total liabilities and shareholders' deficiency                      $   356,134
                                                                            -----------
                                                                            -----------


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                               AMBIENT CORPORATION
                         (A Development Stage Company)

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                FOR THE PERIOD
                                                                    FROM
                                                                JULY 1, 1996
                                                                     TO
                                                               DECEMBER 31, 1996
                                                               -----------------

Research and development expenses                             $   160,792

Less - participation by the Chief Scientist of the State of
Israel (Note 10)                                                   95,976
                                                              ------------

                                                                   64,816

Operating, general and administrative expenses                    434,735

Purchased in process research and development                     180,474
                                                              ------------

        Operating loss                                            680,025

Financing expenses, net                                            62,370
                                                              ------------

        Net loss                                              $  (742,395)
                                                              ------------
                                                              ------------


Net loss per share                                            $     (0.33)
                                                              ------------
                                                              ------------


Weighted average number of shares outstanding                   2,257,452
                                                              ------------
                                                              ------------



    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                               AMBIENT CORPORATION
                         (A Development Stage Company)

               CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIENCY



                                                           DEFICIT
                                                          ACCUMULATED
                                                          DURING THE
                                NUMBER        SHARE       DEVELOPMENT
                              OF SHARES      CAPITAL         STAGE          TOTAL
                            ------------   ----------  ---------------  ------------

Issuance of common stock
  in July 1996                  2,028,833      $2,029       $       -      $   2,029

Issuance of common stock
  in September 1996                 5,000           5               -              5

Issuance of common stock
  in October 1996                 195,333         195               -            195

Net loss for the period from
  July 1, 1996 to
  December 31, 1996                    -            -        (742,395)      (742,395)
                            ------------   ----------  ---------------  ------------

Balance as of
  December 31, 1996            2,229,166       $2,229       $(742,395)     $(740,166)
                            ------------   ----------  ---------------  ------------
                            ------------   ----------  ---------------  ------------





    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                               AMBIENT CORPORATION
                         (A Development Stage Company)

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                      FOR THE
                                                                    PERIOD FROM
                                                                    JULY 1, 1996
                                                                         TO
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                            $(742,395)
  Adjustments to reconcile net loss to net cash used in
   operating activities -
     Items not involving cash flows:
      Depreciation                                                       19,166
      Accrued interest on loans from shareholders                        51,441
      Severance pay, net                                                  4,406
     Changes in operating assets and liabilities:
      Increase in receivables and prepaid expenses                      (36,232)
      Increase in accounts payable                                       20,324
      Increase in other current liabilities                              59,354
                                                                      ---------
        Net cash used in operating activities                          (623,936)
                                                                      ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                                   (193,590)
  Restricted cash                                                       (30,000)
                                                                      ---------
        Net cash used in investing activities                          (223,590)
                                                                      ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Receipt of loans from shareholders                                    933,000
  Receipt of loan from bank                                              18,848
                                                                      ---------
        Net cash provided by financing activities                       951,848
                                                                      ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                               104,322

CASH AND CASH EQUIVALENTS BEGINNING
   OF PERIOD                                                               --

                                                                      ---------
CASH AND CASH EQUIVALENTS END OF PERIOD                               $ 104,322
                                                                      ---------
                                                                      ---------

INTEREST PAID                                                         $   1,428
                                                                      ---------
                                                                      ---------






    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                              AMBIENT CORPORATION
                          (A Development Stage Company)

             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)


NOTE 1 - GENERAL

         A. Ambient Corporation (the "Company"), a development stage company, was founded in June 1996 to design and develop advanced smart card interface technology. A smart card is a credit card-sized plastic card equipped with an integrated circuit that can store and transfer information in electronic form. The Company has not generated revenues. In September 1997, the Company commenced the installation of smart card terminals at a public school in Israel where the Company plans to launch its first pilot project to demonstrate its technology.

              In August 1996, the Company purchased substantially all of the assets and liabilities of Gen Technologies, Inc., a smart card research and development company, at their approximate book value, including the capital stock Gen Technologies' subsidiary, GenTec Ltd. The results of operations of Gen Technologies, Inc. prior to the acquisition were not material. In process research and development arising on this acquisition, amounting to $180,474 was charged to the statement of operations on acquisition. In November 1996, the Company changed the name of its subsidiary to Ambient Ltd.

              The Company incurred a net loss in 1996 and anticipates that it will continue to incur losses for some time. The Company's continued existence is dependent on obtaining additional financing for product development and commercialization from its shareholders and outside sources. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. The Company intends to raise additional capital through a private placement and an initial public offering in 1997. In addition, the Company is applying to receive additional funding for its research and development from the chief scientist of the government of Israel.

                              AMBIENT CORPORATION
                          (A Development Stage Company)

             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)



NOTE 1 - GENERAL (CONT.)

         B. The accompanying consolidated financial statements have been prepared in U.S. dollars, as the currency of the primary's economic environment in which the operations of the Company and its subsidiary are conducted is the U.S. dollar.

              Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are remeasured into U.S. dollars in accordance with the principles identical to those set forth in Statement No. 52 of the Financial Accounting Standards Board of the United States ("FASB"), as follows:

              Monetary items - at the current exchange rate at balance sheet date.

              Nonmonetary items - at historical exchange rates.

              Income and expenditure items - at exchange rates current as of date of recognition of those items (excluding depreciation and other items deriving from nonmonetary items).

         C. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

                              AMBIENT CORPORATION
                          (A Development Stage Company)

             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)




NOTE 2 - ACCOUNTING POLICIES

              The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. The significant accounting policies followed in the preparation of the financial statements are:

         A.   CASH AND CASH EQUIVALENTS

              All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

         B.   PROPERTY AND EQUIPMENT

              These assets are presented at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, ranging as follows:

                                                                   YEARS
                                                                -------------
              Furniture and office equipment                      14 (mainly)
              Machinery and equipment                              7
              Motor vehicles                                       7
              Leasehold improvements                               5
              Computers                                            4

         C.   LOSS PER SHARE

              Loss per share is computed based on the weighted average number of ordinary shares outstanding during the period. Retroactive recognition has been given in the calculation of loss per share, using the treasury stock method, to shares granted in the twelve-month period preceding the Company's initial public offering for consideration below the initial public offering price per Ordinary share, although the effect is antidilutive.

                              AMBIENT CORPORATION
                          (A Development Stage Company)

             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)


NOTE 3 - RESTRICTED CASH

         The Company has a $30,000 line of credit from a bank in Israel for which the Company agreed to maintain a compensating balance of $30,000 which is restricted for a period of up to one year. As of December 31, 1996 the amount of credit utilized was not material.

NOTE 4 - PROPERTY AND EQUIPMENT

         Computers                                               $  45,306
         Machinery and equipment                                    45,500
         Furniture and office equipment                             37,255
         Leasehold improvements                                     32,930
         Motor vehicle (*)                                          32,599
                                                                 ---------
                                                                   193,590
         Less - accumulated depreciation                            19,166
                                                                 ---------
         Net book value                                          $ 174,424
                                                                 ---------
                                                                 ---------

         (*) Motor vehicle is pledged as collateral for a bank loan.

NOTE 5 - OTHER CURRENT LIABILITIES

         Accrued salaries and related expenses                   $  23,354
         Accrued expenses and others                                36,000
                                                                 ---------
                                                                 $  59,354
                                                                 ---------
                                                                 ---------

                              AMBIENT CORPORATION
                          (A Development Stage Company)

             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)



NOTE 6 - LOANS FROM SHAREHOLDERS

         Loans received from shareholders bear interest of 10% per annum and mature on December 1, 1998. The loan balance includes accrued interest amounting to $51,441.

NOTE 7 - SEVERANCE  PAY

         The Company's liability for severance pay to its employees is principally covered by monthly deposits with a severance pay fund. The balance of the Company's liability for severance pay, in excess of the amounts funded, is reflected in the accrual for severance pay.

NOTE 8 - COMMITMENTS

         A. In connection with its research and development, the Company received participation payments from the Office of the Chief Scientist of the Government of Israel in the total amount of $95,976 in 1996. In return for the participation, the Company is committed to pay royalties at a rate of 3%-5% of sales of the developed product, up to 100% of the amount of grants received.

         B. The Company is committed to pay a shareholder of the subsidiary royalties, in connection with technology transferred by him to the Company, at rates of 15%-20% of net sales less the cost of components as defined in an agreement with the shareholder.


NOTE 9 - SHARE CAPITAL

         Authorized share capital -- 20,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. Issued and outstanding -- 2,229,166 shares of common stock, $0.001 par value per share.

                              AMBIENT CORPORATION
                          (A Development Stage Company)

             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONT.)


NOTE 10 - TAXES ON INCOME

         Carryforward losses for tax purposes approximate reported losses. Due to the uncertainty of realizing the benefit of the loss carryforwards, a valuation allowance for the related deferred tax assets has been recorded.

         The Company's subsidiary in Israel is subject to the Income Tax Law (Inflationary Adjustments), 1985, measuring income on the basis of changes in the Israeli Consumer Price Index.

NOTE 11 - TRANSACTIONS WITH RELATED PARTIES

         Transactions with related parties for the period ended December 31, 1996, are as follows:

           Consulting fees                                    $ 164,863
           Rent                                               $   9,600






                                   # # # # # #

                               AMBIENT CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)




                                 C O N T E N T S



                                                                        PAGE
                                                                      ---------
CONDENSED INTERIM CONSOLIDATED
  FINANCIAL STATEMENTS (UNAUDITED)

  Consolidated Balance Sheet                                                F-14

  Consolidated Statements of Operations                                     F-15

  Consolidated Statements of Changes in Shareholders' Deficiency            F-16

  Consolidated Statements of Cash Flows                                     F-17

   Notes to the Interim Consolidated Financial Statements               F-18 - F-19



                              AMBIENT CORPORATION
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)


                                                              SEPTEMBER 30
                                                                  1997
                                                              ------------
ASSETS
  CURRENT ASSETS
   Cash and cash equivalents                                  $    98,922
   Restricted cash                                                 30,000
   Receivables and prepaid expenses                                25,058
                                                              ------------
      Total current assets                                        153,980
                                                              ------------
  PROPERTY AND EQUIPMENT
   Cost                                                           222,291
   Less - accumulated depreciation                                 46,971
                                                              ------------
                                                                  175,320
                                                              ------------
  DEPOSITS FOR SEVERANCE PAY                                        9,532
                                                              ------------
  DEBT ISSUANCE COSTS                                             240,000
                                                              ------------
      Total assets                                            $   578,832
                                                              ------------
                                                              ------------
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
  CURRENT LIABILITIES
   Current maturities of long-term bank loan                  $     9,132
   Accounts payable                                                59,186
   Short-term loans from related parties                           25,781
   Other current liabilities                                      152,586
                                                              ------------
      Total current liabilities                                   246,685
                                                              ------------
  LONG-TERM LIABILITIES
   Loans from shareholders                                      1,092,441
   Long-term loan (Note 2)                                        120,400
   Long-term notes (Note 3)                                       300,000
   Severance pay                                                   19,939
                                                              ------------
      Total long-term liabilities                               1,534,380
                                                              ------------
      Total liabilities                                         1,781,065
                                                              ------------

  SHAREHOLDERS' DEFICIENCY
   Common stock of $0.001 par value - authorized 20,000,000
     shares; issued and outstanding 2,399,333 shares                2,399
   Additional paid in capital                                     650,602
   Deferred compensation                                         (305,557)
   Deficit accumulated during the development stage            (1,549,677)
                                                              ------------
      Total shareholders' deficiency                           (1,202,233)
                                                              ------------
      Total liabilities and shareholders' deficiency          $   578,832
                                                              ------------
                                                              ------------



        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                              AMBIENT CORPORATION
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)


                                                                                      CUMULATIVE
                                                           FOR THE NINE MONTHS           FROM
                                                                  ENDED            INCEPTION UNTIL
                                                               SEPTEMBER 30          SEPTEMBER 30
                                                                   1997                 1997
                                                             ----------------      ---------------

Research and development expenses                               $   245,820         $   406,612

Less - Participation by the Chief Scientist of
the State of Israel                                                    --                95,976
                                                                -----------         -----------

                                                                    245,820             310,636

Operating, general and administrative expenses                      488,103             922,838

Purchased in process research and development                          --               180,474
                                                                -----------         -----------

        Operating loss                                             (733,923)         (1,413,948)

Financing expenses, net                                              73,359             135,729
                                                                -----------         -----------

        Net loss                                                $  (807,282)        $(1,549,677)
                                                                -----------         -----------
                                                                -----------         -----------

Net loss per share                                              $     (0.35)
                                                                -----------
                                                                -----------


Weighted average number of shares outstanding                     2,331,087
                                                                -----------
                                                                -----------



        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                              AMBIENT CORPORATION
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENT OF CHANGES IN
                            SHAREHOLDERS' DEFICIENCY
                                   (Unaudited)



                                                                                      DEFICIT
                                                                                    ACCUMULATED
                                                        ADDITIONAL                   DURING THE
                              NUMBER        SHARE        PAID IN       DEFERRED      DEVELOPMENT
                             OF SHARES     CAPITAL       CAPITAL     COMPENSATION      STAGE          TOTAL
                           -----------   -----------   -----------   ------------    -----------    -----------

Balance as of
  January 1, 1997            2,229,166   $     2,229   $        --   $      --      $  (742,395)   $  (740,166)

Issuance of common stock
  in March 1997                 20,000            20        50,000          --             --           50,020

Issuance of common stock
  in August 1997               150,167           150       600,602          --             --          600,752

Deferred compensation             --            --            --        (386,668)          --         (386,668)

Amortization of deferred
  compensation                    --            --            --          81,111           --           81,111

Net loss                          --            --            --            --         (807,282)      (807,282)
                           -----------   -----------   -----------   -----------    -----------    -----------

Balance as of
  September 30, 1997         2,399,333   $     2,399   $   650,602   $  (305,557)   $(1,549,677)   $(1,202,233)
                           -----------   -----------   -----------   -----------    -----------    -----------
                           -----------   -----------   -----------   -----------    -----------    -----------





        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                              AMBIENT CORPORATION
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                           FOR THE NINE      CUMULATIVE
                                                              MONTHS       FROM INCEPTION
                                                               ENDED            UNTIL
                                                           SEPTEMBER 30     SEPTEMBER 30
                                                               1997             1997
                                                           ------------    --------------

CASH FLOWS FROM OPERATING ACTIVITIES

  Net loss                                                 $  (807,282)      $(1,549,677)
  Adjustments to reconcile net loss to net cash used
   in operating activities -
     Items not involving cash flows:
      Depreciation and amortization                            132,916           152,082
      Severance pay, net                                         6,001            10,407
      Accrued interest on loans from shareholders               72,600           124,041
      Accrued interest on long-term loan                         2,400             2,400
     Changes in operating assets and liabilities:
      Decrease (increase) in receivables and prepaid
        expenses                                                11,228           (25,004)
      Increase in accounts payable                              38,862            59,186
      Increase in other current liabilities                     93,232           152,586
                                                           -----------       -----------
            Net cash used in operating activities             (450,043)       (1,073,979)
                                                           -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                           (28,701)         (222,291)
  Restricted cash                                                 --             (30,000)
                                                           -----------       -----------
            Net cash used in investing activities              (28,701)         (252,291)
                                                           -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of share capital                                      2,279             2,279
  Issuance of long-term notes                                  300,000           300,000
  Receipt of loans from shareholders                            35,000           968,000
  Receipt of long-term loan                                    120,000           120,000
  Receipt (repayment) of loan from bank                         (9,716)            9,132
  Receipt of short-term loans                                   25,781            25,781
                                                           -----------       -----------
            Net cash provided by financing activities          473,344         1,425,192
                                                           -----------       -----------

INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                   (5,400)           98,922

CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD                                                    104,322              --
                                                           -----------       -----------

CASH AND CASH EQUIVALENTS, END OF
  PERIOD                                                   $    98,922       $    98,922
                                                           -----------       -----------
                                                           -----------       -----------






        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                              AMBIENT CORPORATION
                          (A Development Stage Company)

                         NOTES TO THE CONDENSED INTERIM
                        CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1 - GENERAL

         The accompanying condensed interim financial statements have been prepared in accordance with generally accepted accounting principles relating to the provision of interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1997, are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. For further information, refer to the financial statements and notes for the period ended December 31, 1996.

NOTE 2 - LONG-TERM LOAN

         The loan was received in June 1997. The loan bears interest of 8% per annum and is repayable from the proceeds of the Company`s initial public offering. The balance as of September 30, 1997, includes accrued interest of $2,400.

NOTE 3 - LONG-TERM NOTES

         The Company issued in September 1997 long-term notes amounting to $300,000 and 60,000 common shares in a private placement. The notes bear interest at 7% per annum and are repayable at the earliest of March 1999 or at the Company's initial public offering (see Note 4).

                              AMBIENT CORPORATION
                          (A Development Stage Company)

                         NOTES TO THE CONDENSED INTERIM
                    CONSOLIDATED FINANCIAL STATEMENTS (CONT.)
                                   (Unaudited)

NOTE 4 - COMMON STOCK

         The Company issued 60,000 shares at par value, as part of the private placement in 1997 (see Note 3). In addition, the Company issued 6,000 shares at par value to a general consultant of the Company. The Company recorded debt issuance costs and consulting expense in respect of the above issuances.

         In addition the Company issued to certain employees 104,167 shares with a vesting period of one year. The Company recorded deferred compensation in respect of these shares which will be amortized over the vesting period. Unamortized balance as of September 30, 1997 is $305,557.

         Subsequent to balance sheet date, the Company issued long-term notes amounting to $100,000 and 20,000 shares as part of the private placement in 1997 (see Note 3).






                                   # # # # # #

======================================   =======================================

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF BY ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY .......................................................
SUMMARY FINANCIAL INFORMATION ............................................
RISK FACTORS .............................................................
USE OF PROCEEDS ..........................................................
DIVIDEND POLICY ..........................................................
DILUTION .................................................................
CAPITALIZATION ...........................................................
PLAN OF OPERATION ........................................................
BUSINESS .................................................................
MANAGEMENT ...............................................................
PRINCIPAL STOCKHOLDERS ...................................................
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ...........................
DESCRIPTION OF SECURITIES ................................................
SHARES ELIGIBLE FOR FUTURE SALE ..........................................
UNDERWRITING .............................................................
LEGAL MATTERS ............................................................
EXPERTS ..................................................................
AVAILABLE INFORMATION ....................................................
INDEX TO FINANCIAL STATEMENTS ............................................

                            ------------------------


        UNTIL          , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.






                                600,000 SHARES OF
                                  COMMON STOCK






                               AMBIENT CORPORATION




                                  ------------
                                   PROSPECTUS
                                  ------------









                           ROAN CAPITAL PARTNERS L.P.

                                          , 1997


======================================   =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         Under Section 145 of the Delaware General Corporation Law, the Issuer has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Issuer's Bylaws provide that the Issuer will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by Delaware law.

         The Issuer's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Issuer and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Issuer, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 25. Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than broker commissions, payable by the Issuer in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates (except for the SEC registration fees).

  SEC filing fee.......................................................$1,616.39
  NASD fee................................................................920.00
  Transfer agent's fee..................................................3,000.00
  Printing and engraving expenses......................................40,000.00
  Legal fees and expenses.............................................175,000.00
  Blue sky filing fees and expenses....................................30,000.00
    (including counsel fees)
  Accounting fees and expenses.........................................90,000.00
  Miscellaneous expenses................................................4,463.61
           Total.....................................................$345,000.00
                                                                     ===========
                                       II-1

Item 26.  Recent Sale of Unregistered Securities

         In August 1996, Ambient purchased substantially all of the assets, properties, business and goodwill of Gen Technologies, Inc ("GTI"), an affiliate of the Company. Prior to such acquisition, in December 1995, GTI issued to an investment fund a promissory note in the aggregate principal amount of $968,000, bearing interest at 10% per annum and 650,000 shares of common stock of GTI (the "Debt Financing"). As part of the acquisition of GTI, Ambient assumed the promissory note issued in the Debt Financing. In addition, the 650,00 shares of common stock of GTI were cancelled and Ambient issued, in their place, 650,000 shares of common stock of Ambient. The Company relied on Section 4(2) of the Securities act of 1933, as amended, for such issuance.

         In September and October 1997, the Company sold in a private offering (the "1997 Private Placement") 13.3 units ("Units"), each Unit consisting of a 7% promissory note in the principal amount of $30,000 and 6,000 shares of Common Stock, at a purchase price of $30,000 per Unit. The gross proceeds from the 1997 Private Placement was $400,000. The Company relied on Section 4(2) of the Securities act of 1933, as amended, for such issuance.

Item 27.  Exhibits

       1.1  Underwriting Agreement
       1.2  Underwriter's Warrant Agreement
       1.3  Selected Dealer Agreement
       1.4  Financial Consulting Agreement
       3.1  Certificate of Incorporation of the Company, as amended.
       3.2  By-Laws of the Company, as amended.
       3.3  Memorandum of Association of Ambient Israel.
       3.4  Articles of Association of Ambient Israel.
      *5.1  Securities Opinion of Baer Marks & Upham LLP.
     *10.1  The Company's 1997 Stock Option Plan.
     *10.2  Employment Agreement between  the Company and Jacob Davidson.
      10.3  Employment Agreement between Ambient Israel and Dr. Yehuda Cern.
      10.4 Employment Agreement between Ambient Israel and Dr. George Kaplun. *10.5 Lease between Ambient Israel and Jerusalem Technological Park. *10.6 Agreement with City of Ashdod.
      21.1  Subsidiaries of the Company.
     *23.1 The consent of Baer Marks & Upham LLP (included in Exhibit 5.1). *23.2 The consent of Ephraim Abramson & Company.
      23.3  The consent of Luboshitz, Kasierer & Co., Member Firm of
            Andersen Worldwide, SC, certified public accountants, is included in Part II of this Registration Statement.
      24.1 Powers of Attorney (included on the signature page of this Registration Statement.

----------
*To be filed by amendment to this Registration Statement.

Item 28.  Undertakings

         The Company hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");


                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;


                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a Director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6) For determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

         (7) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Israel, on the 12th day of November, 1997.

                               AMBIENT CORPORATION

                            By:        /s/ Jacob Davidson
                              ----------------------------------
                              Jacob Davidson
                              Chairman of the Board, President and
                              Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below, hereby constitutes and appoints Jacob Davidson his true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:


               Signature                                    Title                     Date
               ---------                                    -----                     ----
          /s/ Jacob Davidson             Chairman of the Board, President       November 12, 1997
---------------------------------        and Chief Executive Officer
            Jacob Davidson               (Principal Executive Officer)

           /s/ Elie Wurtman              Director and Secretary                 November 12, 1997
---------------------------------
             Elie Wurtman

          /s/ Aryeh Weinberg             Chief Financial Officer (Principal     November 12, 1997
---------------------------------        Financial Officer and Principal
            Aryeh Weinberg               Accounting Officer)


                         CONSENT OF INDEPENDENT AUDITORS
         As independent public accountants, we here consent to the use of our report (and to all references to our firm) included in or made a part of this Registration Statement of Ambient Corporation on Form SB-2.



                                       Luboshitz Kasierer & Co.,
                                       Member Firm of Andersen Worldwide, SC



Tel-Aviv, Israel
November 12, 1997

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                   DESCRIPTION                                       PAGE
------                   -----------                                       ----
  1.1  Underwriting Agreement
  1.2  Underwriter's Warrant Agreement
  1.3  Selected Dealer Agreement
  1.4  Financial Consulting Agreement
  3.1  Certificate of Incorporation of the Company, as amended.
  3.2  By-Laws of the Company, as amended.
  3.3  Memorandum of Association of Ambient Israel.
  3.4  Articles of Association of Ambient Israel.
 *5.1  Securities Opinion of Baer Marks & Upham LLP.
*10.1  The Company's 1997 Stock Option Plan.
*10.2  Employment Agreement between the Company and Jacob Davidson.
 10.3  Employment Agreement between Ambient Israel and Dr. Yehuda Cern.
 10.4  Employment Agreement between Ambient Israel and Dr. George Kaplun.
*10.5  Lease between Ambient Israel and Jerusalem Technological Park.
*10.6  Agreement with City of Ashdod.
 21.1  Subsidiaries of the Company.
*23.1  The consent of Baer Marks & Upham LLP (included in Exhibit 5.1).
*23.2  The consent of Ephraim Abramson & Company.
 23.5 The consent of Luboshitz Kasierer & Co., Member Firm of Andersen Worldwide, SC, certified public accountants, is included in Part II of this Registration Statement.
 24.1 Powers of Attorney (included on the signature page of this Registration Statement.

----------
*To be filed by amendment.